SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                CathayOnline Inc.
                            ------------------------
             (Exact name of registrant as specified in its charter)

   Nevada                          7374                          88-0346952
 ------------                    ----------                   ----------------
(State or other jurisdiction (Primary Standard Industrial     (I.R.S. Employer
  of incorporation or         Classification Code Number)    Identification No.)
                                                                organization)

                                CathayOnline Inc.
                       ----------------------------------
                         437 Madison Avenue, 33rd Floor
                            New York, New York 10022
                                 (212) 888-6822
                       ----------------------------------
                        (Address, including zip code, and
                     telephone number, including area code,
                  of registrant's principal executive offices)


                                 Brian W. Ransom
                             Chief Executive Officer
                                CathayOnline Inc.
                         437 Madison Avenue, 33rd Floor
                            New York, New York 10022
                                 (212) 888-6822
                       ----------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |x|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. | |

CALCULATION OF REGISTRATION FEE

Title of each                        Proposed maximum  Proposed maximum     Amount of
class of securities  Amount to       offering price    aggregate offering   registration
to be registered    be registered    per share         price                fee
_________________   _____________    ________________  __________________   ______________
                       Up to
Common Stock, $.001   24,608,736      $0.19 (2)        $4,675,660 (1)        $1,234.40
par value

                       Up to
Total                 24,608,736      $ 0.19           $4,675,660            $1,234.40
__________________   ____________    ________________  __________________   _______________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2) The shares to be registered may be offered for sale and sold from time to time during the period the registration statement remains effective, by or for the accounts of the selling stockholders. These shares include 12,467,225 shares issuable upon the exercise of warrants issued to warrant holders. The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The proposed maximum aggregate offering price for these shares is based upon the proposed maximum offering price per share.

     The Registrant hereby files this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, Dated November , 2000

                                24,608,736 Shares

                                CathayOnline Inc.
                                  Common Stock

     The shares of common stock being offered, 24,608,736 (including common stock issuable upon exercise of warrants by selling stockholders) are being offered by the selling stockholders identified on pages 45 through 49 and are being registered for resale. The shares of common stock which may be resold by the selling stockholders constitute 80.5% of our issued and outstanding common stock as of September 30, 2000. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the proceeds upon the exercise for cash of the stock purchase warrants held by the selling stockholders.

     The selling stockholders may offer shares of our common stock on the Nasdaq Over The Counter Bulletin Board, in negotiated transactions or otherwise, or by a combination of these methods. The selling stockholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions.

     Our common stock is listed on The Nasdaq Over The Counter Bulletin Board under the symbol "CAOL.OB". The average of the high and low prices of the common shares as reported on the Nasdaq OTC Bulletin Board on September 29, 2000 was $0.1953 per common share which is used as the offering price pursuant to this prospectus.

     An investment in CathayOnline common stock involves certain risks. See the section entitled "Risk Factors" beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       Prospectus dated November   , 2000

                                TABLE OF CONTENTS


                                                                           Page
                                                                           -----
PART I
INFORMATION REQUIRED IN PROSPECTUS

Prospectus Summary ........................................................... 1

Risk Factors ..................................................................3

Special Notes Regarding Forward-Looking Statements ...........................12
Use of Proceeds ..............................................................12
Dividend Policy ..............................................................12
Price Range of Common Stock and Determination of Offering Price ..............13
Selected Consolidated Financial Data .........................................14
Management's Discussion and Analysis of Financial Condition and
Quantitative and Qualitative Disclosures about Market Risk....................20
Changes in and Disagreements with Accountants on
Business .....................................................................21
Property .....................................................................34
Legal Proceedings ............................................................34
Management.. .................................................................35
Executive Compensation .......................................................37
Certain Relationships and Related Transactions ...............................40
Security Ownership of Certain Beneficial Owners and Management ...............41
Description of Capital Stock .................................................43
Selling Stockholders .........................................................45
Plan of Distribution .........................................................50
Experts ......................................................................50

PART II
Indemnification of Directors and Officers ....................................51
Recent Sales of Unregistered Securities ......................................52
Additional Information .......................................................53
Index to Financial Statements ................................................F
Exhibits Table................................................................EX

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


     Until , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               PROSPECTUS SUMMARY

     This summary highlights information that we present more fully in the rest of this prospectus. You should read the entire prospectus carefully.

PART I. INFORMATION REQUIRED IN PROSPECTUS

                                CathayOnline Inc.

     CathayOnline Inc. is an integrated Internet company serving the global Chinese community, with a primary focus on the People's Republic of China. We launched our Internet initiatives in China in the Spring of 1999. To date, we made significant inroads in developing our Internet infrastructure in China while focusing on recruiting quality personnel, raising capital and developing strong regional and local partners and global strategic relationships. Through the leadership of our management team, our focus on execution of our business plan, our attention to the market's needs, our local partnerships and strategic acquisitions, joint ventures as well as alliances with leading global corporations, we have established a solid foundation in China.

           We focus on these lines of business:

o Internet connectivity and value-added Internet technology services in Sichuan Province, Beijing, and Guangdong Province, China; and

o    Internet  communication  services  including  Web-based  e-mail,   advanced
     messaging  services,  Fax over  Internet  (FoIP)  and Voice  over  Internet
     (VoIP).

     Our goal is to become a major Internet service and solutions provider in China. We are pursuing this goal by developing recognition of our brands, expanding our Internet connectivity and communications services to our registered and potential customer base across China's major urban markets, continuing to pursue strategic acquisitions and alliances, and acquiring experienced and quality management and support teams.


     Our network consists of the following branded Internet properties:

o    CathayOnline.com, our flagship corporate Web site;

o    TorchMail.com, our e-mail and advanced messaging service; and

o    Guoxun.net and Torchnet.com,  our Internet services partners in the Sichuan

     Province and currently expanding into Beijing and Guangdong Province.

     Through these established brand names, we intend to offer customers Internet services and communications, other value-added Web-based commercial services, business-to-business (B2B) tools and a variety of communication tools.

     We currently provide Internet services in Sichuan, one of China's most populated provinces with approximately 85 million residents. The technology center for our Sichuan operations is located in Chengdu (Sichuan's capital), a central hub for business and technology in southwestern China. In May 2000, we took possession of office space for our China operations in the nation's capital, Beijing, which represents a major step forward in the expansion of our branded Internet services network and advanced e-mail services into China's urban markets.

     CathayOnline Inc. was incorporated on September 20, 1995 under the name Kyocera Management, Ltd. under the laws of Nevada. During the early year 1999, we commenced our Internet services business. In April 1999, we changed our company name to CathayOnline Inc. On January 18, 2000, we entered into an Acquisition Agreement and Plan of Merger with Lazzara Financial Asset Recovery, Inc., an inactive Nevada corporation. We elected to succeed to Lazzara's reporting requirements under the Exchange Act, as permitted by Section 12g-3(b) thereof, and as a result became a reporting company under the Exchange Act on January 18, 2000. Our principle executive offices are located at 437 Madison Avenue, 33rd Floor, New York, New York 10022 and our telephone number is (212) 888 6822.

     As  used  in  this  prospectus,   the  words  "we,"  "us,"  and  "our"  and
"CathayOnline" refer to CathayOnline Inc. and its subsidiaries unless the context requires otherwise.


                                  The Offering

     This prospectus covers up to 24,608,736 shares of CathayOnline Inc. common stock to be sold by selling stockholders identified in this prospectus. This number represents 80.5% of our issued and outstanding common stock as of September 30, 2000.


             (The Reminder of This Page Is Intentionally Left Blank)


                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the following risks relating to our business and our common stock, together with the other information described elsewhere in this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

     IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS BECAUSE WE HAVE A LIMITED OPERATING HISTORY. We began exploring the possibility of entering into the Internet business in China in January 1999 and reached an agreement with Sichuan Guo Xun in September 1999 to render the consulting services described in the agreement between us. Accordingly, we have had only a very limited operating history upon which to evaluate our business and prospects. As a young company, we face risks and uncertainties relating to our ability to successfully implement our business plan. Being a company in its early stage of development and doing business in the new and rapidly evolving markets in China, we may encounter great difficulties and incur substantial expenses in:

     - building a subscriber base for the Internet services offered by Sichuan Guo Xun or to be offered by Beijing CathayOnline;

     - successfully marketing our Web-based e-mail and advanced messaging services; and

     - promptly addressing the challenges faced by early stage companies which do not have an experience or performance base upon which to draw.

     If we do not successfully address these risks and uncertainties, our business, operating results and financial condition will be materially adversely affected.

     WE HAVE A HISTORY OF LOSSES, WE EXPECT TO LOSE MONEY IN THE FUTURE AND WE MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY. We have not generated any meaningful revenues from our current business operations, and our operating costs have exceeded our revenues for all quarters during which we have been engaged in the Internet services and Web-base e-mail businesses. We expect to continue to lose money at least through the end of fiscal year 2001. We incurred net losses from operations of approximately $1.66 million for the fiscal year ended June 30, 2000. We may never generate revenues sufficient to offset expenses and we may never become profitable. We have historically funded our operations by selling stock and not by generating income from our business.

     WE REQUIRE  ADDITIONAL  FUNDS TO  IMPLEMENT  OUR CURRENT  PLANS AND FINANCE
FUTURE GROWTH. Our business model assumes that we will be able to raise substantial additional funds to implement the full range of products and services we plan to offer. We will seek to obtain additional funds through sales of equity and/or debt securities, or other external financing in order to fund our current operations and to achieve our business plan. We cannot be sure that any additional capital resources will be available to us, or, if available, will be on terms that will be acceptable to us. Any additional equity financing will dilute the equity interests of existing security holders. If adequate funds are not available or are not available on acceptable terms, our ability to execute our business plan and our business could be materially and adversely affected.

     OUR MANAGEMENT HAS LIMITED EXPERIENCE OPERATING A PUBLIC COMPANY. No member of our current management team has ever operated a public company. We must develop the skills and knowledge required to operate effectively as a public company, and there can be no assurance that we will be able to do so. If we are not successful in developing these skills or do not retain individuals who have significant experience operating a public company, we may never be able to implement all or any portion of our business plan and our business could be materially and adversely affected.

     WE MAY FACE RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS, INVESTMENTS, STRATEGIC PARTNERSHIPS OR OTHER VENTURES. As part of our long-term growth strategy, we may seek to acquire or make investments in complementary businesses, technologies, services or products or enter into strategic relationships with parties who can provide access to those assets. We may not be able to identify or complete such transactions. Moreover, acquisitions often involve a number of special risks such as difficulty integrating acquired operations, products, services and personnel; inability to retain acquired subscribers; inability to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies; inability to retain the key personnel of the acquired company; failure by the acquired business to achieve the revenues and earnings we anticipated; and liability for contingent and other liabilities, not previously disclosed to us, of the companies that we acquire. We may not be able to successfully overcome problems encountered in connection with potential future acquisitions. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur indebtedness or issue equity securities to pay for any future acquisitions.

     IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS WILL SUFFER. If the Internet and Web-based e-mail and messaging services become as widely used in China as we expect and as estimates suggest and our business grows correspondingly, this rapid growth will place a significant strain on our managerial, operational, financial and information systems resources. To accommodate any significant increase in our size and manage our growth, we must implement and improve these systems and attract, train, manage and retain qualified employees. These demands will require us to add new management personnel and develop new expertise. If we fail to successfully manage our growth, our ability to maintain and increase our subscriber base will be impaired and our business will suffer.

     WE RELY ON THIRD PARTIES TO PROVIDE SOFTWARE AND HARDWARE TO KEEP PACE WITH TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS AND REMAIN COMPETITIVE. Both the Internet services market and Web-based e-mail and advanced messaging market are characterized by rapidly changing technology, evolving industry standards, changes in subscriber needs and frequent new services and product introductions. No assurance can be given that our software providers will develop or offer to us new products and services to enhance our Web-based e-mail and advanced messaging services. In addition, we depend on certain suppliers of hardware and software components to build Sichuan Guo Xun's ISP business. We acquire a majority of our networking service components, including terminal servers and high-performance routers, from only a few companies, including Cisco Systems, Sun Microsystems and Hewlett Packard, all of which are located in the United States. We have experienced and may in the future experience delays in delivery of new modems, terminal servers and other equipment. If delays are severe, all of Sichuan Guo Xun's incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to Sichuan Guo Xun. We have lost and may in the future lose customers as a result.

     ANY DECLINE IN OUR SUBSCRIBER RETENTION LEVELS WILL ADVERSELY AFFECT US. Our new subscriber acquisition costs, both with respect to the Internet access Services provided by Sichuan Guo Xun and the Web-based e-mail and advanced messaging services that we will provide, will be substantial relative to the monthly fees we expect to charge. Accordingly, our long-term success largely depends on our retention of existing members. While we have invested and will continue to invest significant resources in our infrastructure and technical and member support capabilities, it is relatively easy for Internet users and Web-based e-mail and advanced messaging customers to switch to competing providers. We have lost a substantial number of subscribers in Chengdu. Any significant loss of members will substantially decrease our expected revenue and cause our business to suffer.

     WE MAY BE SUBJECT TO LIABILITY AND OUR REPUTATION MAY SUFFER BECAUSE OF SPAMMING, LOST OR MISDIRECTED MESSAGES OR OTHER PROBLEMS. Even to the extent these claims do not result in liability, we could incur significant costs in investigating or defending against these claims, or in implementing measures to reduce our exposure to such liability. These types of claims may also hurt our reputation which is crucial to our business.

     DISRUPTIONS CAUSED BY SYSTEM FAILURES COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS. We expect to derive the vast majority of our revenues for the foreseeable future from our relationship with Sichuan Guo Xun, which provides Internet access services to residents of Sichuan Province, China, and the Web-based e-mail and advanced messaging services provided to our subscribers. These services are provided over telecommunications lines leased from China's national telecommunications monopolies such as China Telecom and China Unicom, upon which we are dependent for physical repair and maintenance of the leased lines. We have no or little control over how the Chinese telephone companies conduct their business and cannot cause any of these entities to take steps necessary to protect our interests, such as creating back-up systems to which we could turn in the event of an interruption in service.

     SICHUAN GUO XUN'S NETWORKS ARE SUBJECT TO SECURITY RISKS AND INAPPROPRIATE USE BY INTERNET USERS THAT COULD INTERRUPT OUR SERVICES. The future success of our business will depend on the security of the third-party networks. Despite implementation of security measures, we remain vulnerable to computer viruses, sabotage, break-ins and similar disruptive problems caused by subscribers or other Internet users. Any breach of Sichuan Guo Xun's network security or other inappropriate use of the network through which we conduct our businesses, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation of services to our subscribers. Our subscribers, in turn, could terminate their membership or assert claims against us. Third parties could also potentially jeopardize the security of confidential information stored in the computer systems of Sichuan Guo Xun or our subscribers' computer systems by their inappropriate use of the Internet (e.g., "cracking" or "hacking"), which could cause losses to our subscribers or us or deter potential customers from subscribing to our services. Although we intend to continue to implement security measures with respect to Sichuan Guo Xun, "hackers" have circumvented measures taken by other ISPs in the past, and these hackers may be able to circumvent the security measures in the future. To fix problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our subscribers.

     OUR SERVICES AND REPUTATION MAY BE ADVERSELY AFFECTED BY SOFTWARE DEFECTS. Our services depend on complex software developed by third parties. Software often contains defects, particularly when first introduced or when new versions are released. These defects could cause service interruptions that damage our reputation, increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources, any of which could materially adversely affect our business, operating results and financial condition.

     IF WE ARE UNABLE TO RETAIN KEY EXECUTIVES OR HIRE NEW QUALIFIED PERSONNEL, OUR BUSINESS WILL BE ADVERSELY AFFECTED. Our success greatly depends on our ability to attract and retain key technical, sales, marketing, information systems, and financial and executive personnel. We are especially dependent on the continued services of our senior management team, particularly Brian Ransom, our President, and Owen Li, our General Manager of Chinese operations. We have entered into employment agreements with each of Mr. Ransom and Mr. Li. However, these agreements are terminable by us and each of these employees. All other members of our senior management team can terminate their employment at any time. If we fail to attract, hire or retain the necessary personnel, or if we lose the services of any member of our senior management team, our business could be adversely affected.

     WE MUST ESTABLISH, MAINTAIN AND STRENGTHEN OUR BRANDS TO REMAIN COMPETITIVE. To be successful, we believe that we must establish and maintain our brands. We must succeed in our marketing efforts, provide high-quality services and increase our user base to build our brand awareness. If consumers, Web portals, businesses or advertisers do not perceive our services to be of high quality, or if users reject our new services, the value of our brands would be diluted. If we are unable to establish and maintain our brands, our business, operating results and financial condition would be materially adversely affected.

     WE MUST COMPETE SUCCESSFULLY WITH OUR COMPETITORS IN ORDER TO MAINTAIN OUR BUSINESS. Both the ISP industry and Web-based e-mail and advanced messaging industries in the geographic areas where we do business are highly competitive. The ISP industry in China is dominated nationally and in each province by government-owned ISPs. These entities are significantly larger and possess greater financial and personnel resources than do Sichuan Guo Xun or us. Furthermore, these ISPs have access to inexpensive telecommunications lines and can charge significantly lower prices than Sichuan Guo Xun. In order to be competitive with and overcome the inherent advantages possessed by these entities, we will have to offer higher quality Internet access services by decreasing the subscriber-to-line ratio and providing faster and more reliable services. In addition, if the Chinese government relaxes constraints on licensing and other impediments to entering the provincial ISP market, we can expect many new entrants into the market, both Western and Asian, most of which will have substantially greater resources than we have at our disposal. We can offer no assurance that we will be able to compete successfully against public or private ISPs now existing or which may enter the market in the future. It's also expected additional companies will offer Web-based e-mail and advanced messaging services in China to avail themselves of the enormous potential which exists. Many of the entities which we expect would enter the market are substantially larger and have greater financial, technical and personnel resources than we do. There can be no assurance that we will be able to compete successfully against any of our competitors in the Web-based e-mail and advanced messaging industry.

     WE MUST DEVOTE SIGNIFICANT MANAGERIAL, TECHNICAL AND FINANCIAL RESOURCES TO OUR STRATEGIC RELATIONSHIP WITH SICHUAN GUO XUN AND THIS RELATIONSHIP MAY NOT PROVE TO BE PROFITABLE. Our strategic relationship with Sichuan Guo Xun requires that we devote significant managerial, technical and financial resources to this relationship. Our agreement with Sichuan Guo Xun requires us to support its operations by contributing hardware and software to our Chinese subsidiary (Sichuan CathayOnline), which will require a substantial capital contribution. We have invested significant resources in our Chinese subsidiary to enable it to purchase additional hardware and other capital equipment used in the provision of Internet access services and to provide service and support in order to achieve our expansion and growth objectives, and we expect to provide substantial additional capital in the future. If we are unable to provide this additional capital to purchase hardware and software on a timely basis, Sichuan Guo Xun may terminate our relationship. We may fail to generate sufficient revenues from these operations to offset the expenses and resources we devote to developing, maintaining and enhancing such services. This relationship may also divert our resources and our management's time and attention from our other services, including our e-mail and advanced messaging services. These risks and uncertainties could result in material adverse effects upon our business, operating results and financial condition.

     SICHUAN GUO XUN IS DEPENDENT ON NATIONAL TELECOMMUNICATIONS CARRIERS FOR CONNECTIONS AND IS SUBJECT TO THEIR LINE CHARGES. Sichuan Guo Xun relies on traditional telecommunications carriers to transmit its traffic over local and long distance networks, both with respect to dial-up service for its subscriber base as well as for line charges which connect it to China's Internet backbone. Specifically, it relies on the Chinese telephone monopolies such as China Telecom and China Unicom. The benefits of competition and alternative sources of supply are not present in these markets. These entities can set rates and charges for Sichuan Guo Xun's lines while competing only against themselves. Although line rates and charges have been reduced since the break-up of China Telecom into several government owned telecommunications carriers, there can be no assurance that line rates will continue to decrease or that rates will not increase in the future. Sichuan Guo Xun will have to pay the line rates charged by these entities to continue in business. Although we have been assured that additional lines are available, these entities may deny or delay the allocation of leased lines to Sichuan Guo Xun for no reason. Any drastic increase in the rates charged by the telecommunications monopolies for access lines or any failure to obtain additional lines will adversely affect our business and potentially slow our growth. In addition, these networks may experience disruptions and capacity constraints that are not easily remedied. Sichuan Guo Xun has no means of replacing these services.

     IF SICHUAN GUO XUN DOES NOT SUCCEED IN DEVELOPING SUFFICIENT NETWORK CAPACITY, IT MAY LOSE CUSTOMERS. The success of Sichuan Guo Xun will depend, in part, on the capacity, reliability and security of its network. Sichuan Guo Xun's network includes computers, servers, routers, modems and other related hardware and software. While Sichuan Guo Xun has not experienced network capacity constraints to date, such constraints (e.g., the ability to obtain additional dial-up telephone numbers and telecommunications lines by which subscribers access Sichuan Guo Xun) may occur in the future, if Sichuan Guo Xun grows as we anticipate. These capacity constraints may result in slowdowns, delays or inaccessibility when subscribers try to use a particular service. Poor network performance could cause subscribers to terminate their membership with us. To reduce the probability of such problems, we will be required to expand and improve Sichuan Guo Xun's network. Such expansion and improvement will be very costly and time consuming. We may not have sufficient funds or otherwise be able to expand or adapt Sichuan Guo Xun's network to meet additional demand or changing subscriber requirements on a timely basis or at a commercially reasonable cost.

     BECAUSE SICHUAN GUO XUN LACKS FULL BACK-UP OF ITS COMPUTER SYSTEMS, A SYSTEMS FAILURE COULD PREVENT IT FROM OPERATING ITS BUSINESS. Sichuan Guo Xun relies on the Internet and, accordingly, upon the continuous reliable and secure operation of its Internet servers, hardware, software and infrastructure, such as leased lines from telecommunications service providers operated by the government of China. While Sichuan Guo Xun does have limited back-up capability, it does not have full redundancy of all of its computer and telecommunications systems. As a result, failure of key primary or back-up systems to operate properly could lead to a loss of customers and damage Sichuan Guo Xun's reputation. We are working to increase the extent of the redundancy of Sichuan Guo Xun's systems to lessen the effects of any system failure, but we cannot make any assurance that existing back-up systems or those implemented in the future will be sufficient to avoid the problems which may result from a failure of existing systems.

     OUR BUSINESS DEPENDS ON CONTINUED GROWTH OF THE INTERNET IN CHINA. Although we believe that computer and Internet usage and the popularity of Web-based e-mail and advanced messaging services in China will continue to grow, we cannot be certain that this growth will continue or that it will continue in its present form. The growth of computer usage and the Internet in China is constrained by the cost of computers and other Internet access devices to Chinese people relative to their annual income and current technology infrastructure. No assurance can be given that computers or other Internet access devices will be offered at prices within the budget of the average Chinese consumer or that the technological infrastructure will be enhanced. If Internet usage declines in China or evolves away from our business, our growth will slow or stop and our financial results will suffer.

     RECENTLY ENACTED CHINESE LAWS RELATING TO THE ABILITY OF COMPANIES ENGAGED IN INTERNET ACTIVITIES IN CHINA TO TRADE PUBLICLY COULD NEGATIVELY IMPACT OUR BUSINESS. New rules adopted by the Chinese government which have not yet been formally announced provide that companies (whether organized in China or overseas) engaged in Internet activities in China would be required to secure approval from Chinese authorities to list their shares in the overseas markets, including the United States. We may be required to obtain approval of the Chinese government to undertake an offering of our securities or for seeking a listing on the NASDAQ market. We can provide no assurance that we will be successful in obtaining the approval of the Chinese government to any offering of securities we may wish to undertake or to the listing of our securities on the NASDAQ Stock Market or other exchange. If we cannot obtain Chinese government's approval to such offering or listing, we may have to forego opportunities in this potentially lucrative field which could materially adversely effect our future results of operations.

     INCREASED GOVERNMENT REGULATION IN CHINA MAY INCREASE OUR COST OF DOING BUSINESS OR CAUSE US TO CHANGE THE WAY WE CONDUCT OUR BUSINESS. Any new legislation or regulation adopted by the Chinese government regarding the Internet, or the uncertainty relating to the application of existing laws and regulations to the Internet, could materially adversely affect our business, operating results and financial condition. Legislation could impair the growth of the Internet and decrease the acceptance of the Internet as a communications and commercial medium. This could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and operating results. Further, the growth and development of the Internet messaging market may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. These laws may impose additional burdens on our business. For example, because we rely on the collection and use of personal data from our users for targeted advertisements, any laws or regulations that restrict our ability to collect or use such information may harm us. Hong Kong has enacted laws or adopted regulations that prevent Internet companies or Web portals from selling any information collected from users.

     WE MAY BE SUBJECT TO CRIMINAL PENALTIES, INCLUDING REVOCATION OF OUR LICENSE TO DO BUSINESS IN CHINA IF WE ARE SUBJECT TO CLAIMS BASED ON THE NATURE AND CONTENT OF MATERIALS TRANSMITTED THROUGH OUR WEB-BASED E-MAIL AND MESSAGING SERVICES. Online content restrictions in China are extremely broad and cover many areas (e.g., national security, state secrets, infringement on State, social or collective interests, or the legal rights and interests of citizens) and prohibit the transmission of indecent or obscene information and content. While we are unaware of any enforcement of these laws by the Chinese government in connection with the content of e-mail and online messages, the Chinese government could successfully use these laws to terminate operations of Web-based e-mail and messaging providers licensed to operate in China. As a provider of Web-based e-mail and messaging services, we may be subject to legal claims based on the nature and content of the materials transmitted by e-mail. We do not and cannot screen all of the content generated by our users and we could be exposed to liability with respect to this content.

     REGULATION OF THE INTERNET AND INFORMATION INDUSTRY IN CHINA MAY ADVERSELY AFFECT OUR BUSINESS. The Chinese government has enacted regulations governing the provision of ISP services, Internet access and the distribution of news and other information. The Chinese government regulates access to the Internet by imposing strict licensing requirements and requiring ISPs in China to use the government operated international inbound and outbound Internet backbones (the telephone lines which connect China's domestic Internet network with the international Internet network). Sichuan Guo Xun has been issued the license required to offer Internet access services in the Province of Sichuan. There can be no assurance that Sichuan Guo Xun will retain its license. The Ministry of Information Industry has published implementing regulations that subject online information providers to potential liability for content included on their portals and the actions of subscribers and others using their systems, including liability for violation of Chinese laws prohibiting the distribution of content deemed to be socially destabilizing. Because many Chinese laws, regulations and legal requirements with regard to the Internet are relatively new and untested, their interpretation and enforcement of what is deemed to be socially destabilizing by Chinese authorities may involve significant uncertainty. In addition, the Chinese legal system is a civil law system in which decided legal cases have little precedential value. As a result, in many cases it is difficult to determine the type of content that may result in liability. We cannot predict the effect of further developments in the Chinese legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. Periodically, the Ministry of Public Security has stopped the distribution of information over the Internet which it believes to be socially destabilizing. The Ministry of Public Security has the authority to cause any local ISP to block any Web site maintained outside of China at its sole discretion. Web sites that are or have been blocked in China include many major news-related Web sites such as www.cnn.com, www.latimes.com, www.nytimes.com and www.appledaily.com.hk. The Chinese government also has expressed its intention to closely control possible new areas of business presented by the Internet, such as Internet telephony. We cannot provide assurance that we will be able to obtain any necessary license required in the future or that future changes in Chinese government policies affecting the provision of ISP services, information services, including the provision of online services, will not impose additional regulatory requirements on us or our strategic partner, intensify competition in the Chinese information industry or otherwise have a material adverse effect on our business, financial condition and results of operations.

     THERE ARE ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA. The Chinese economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. There can be no assurance that such growth will not continue to decrease or that any slow down will not have a negative effect on our business. The Chinese economy is also experiencing deflation which may continue in the future. The current economic situation may adversely affect our profitability over time as expenditures for advertisements may decrease due to the results of slowing domestic demand and deflation. In addition, the international financial markets in which the securities of the Chinese government, agencies and private entities are traded also have experienced significant price fluctuations upon speculation that the Chinese government may devalue the Renminbi which could increase our costs relative to our revenues from China.

     CHANGES IN CHINA'S POLITICAL AND ECONOMIC POLICIES COULD HARM OUR BUSINESS. The economy of China has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future directions of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include economic structure, level of government involvement in the economy, level of development, level of capital investment, control of foreign exchange, inflation rates, methods of allocating resources, and balance of payments position. As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

     RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO UTILIZE
OUR REVENUES EFFECTIVELY. We expect to derive a significant portion of revenues in the form of Renminbi. Although Chinese governmental policies were introduced in 1996 to allow greater convertibility of the Renminbi, significant restrictions still remain. We can provide no assurance that the Chinese regulatory authorities will not impose greater restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China.

     A CHANGE IN CURRENCY EXCHANGE RATES COULD INCREASE OUR COSTS RELATIVE TO OUR REVENUES. We expect to generate a significant portion of our revenues in Renminbi and to incur a significant portion of our expenses and liabilities in Renminbi and U.S.dollars. As a result, we are subject to the effects of exchange rate fluctuations with respect to any of these currencies. We have not entered into agreements or purchase instruments to hedge our exchange rate risks although we may do so in the future.

     THE UNCERTAINTY OF THE ENFORCEABILITY OF OUR CONTRACTUAL RIGHTS MAY
HAVE A SERIOUS ADVERSE IMPACT ON OUR BUSINESS. The legal system in China is still at a developmental stage. There are uncertainties in terms of the predictability and transparency of its laws and regulations. The judicial system is relatively young. As a result, our contractual rights in China are subject to these uncertainties. We may have serious disruptions and suffer significant losses in terms of business opportunities and operations if our contractual rights cannot be fully enforced.

     INTERNET COMPANIES HAVE BEEN PARTICULARLY SUSCEPTIBLE TO FLUCTUATIONS IN STOCK MARKET PRICES. The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of technology companies, particularly Internet-related companies, have experienced fluctuations unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could depress the market price of our common stock.

     Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If that were to happen to us, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management team. Both could have a negative impact on our financial performance.


     FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 30,584,201 common shares issued and outstanding as of September 30, 2000, which include the shares not covered by this prospectus. In addition, 45,641,221 warrants were outstanding as of September 30, 2000. Moreover, we may issue additional shares in acquisitions and may grant additional stock options to our employees, officers, directors and consultants.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Result of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance, and involve know and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement.



                                 USE OF PROCEEDS

     All net proceeds from the sale of the common shares by the selling shareholders will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders. However, we will receive proceeds of the exercise of warrants held by selling stockholders that pay the exercise price in cash. We expect to use the proceeds of any such sales as working capital for general corporate purposes, including strategic acquisitions and investment.


                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

                           PRICE RANGE OF COMMON STOCK
                       AND DETERMINATION OF OFFERING PRICE


     Since our initial public offering, our common stock has traded on The Nasdaq OTC Bulletin Board under the symbol "CAOL.OB" On September 29, 2000, the closing bid price per share of our common stock was $0.1875. The following table sets forth the quarterly high and low price and closing prices (in U.S. dollars) for our common stock for the period August 26, 1998 through the first quarter of fiscal year ended June 30, 2001:


For the quarter ended .................     High      Low       Close
---------------------------------------    -----     -----     -----
August 26 through September 30, 1998 ..   UNPRICED
December 31, 1998 ..................... $   1.50  $   1.50  $   1.50
March 31, 1999 ........................ $   0.50  $    .50  $   0.50
June 30, 1999 ......................... $   0.66  $   0.56  $   0.61
September 30, 1999 .................... $   0.63  $   0.56  $   0.61
December 31, 1999 ..................... $   1.63  $   1.30  $   1.34
March 30, 2000 ........................ $   1.44  $   1.31  $   1.31
June 30, 2000 ......................... $   0.47  $   0.39  $   0.44
September 29, 2000 .................... $   0.20  $   0.19  $   0.19

Source: http://chart.yahoo.com/d?s=caol.ob


     The foregoing data represents prices between dealers and does not include retail mark-ups, mark-downs or commissions, nor does such data represent actual transactions or adjustments for stock-splits or dividends.

     The offering price is primarily determined as the average high and low price of common shares as of September 29, 2000.


            (The Remainder of this Page is Intentionally Left Blank)

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The consolidated statement of income data set forth below with respect to the years ended June 30, 2000, 1999 and 1998, the three months ended September 30, 2000 and September 30, 1999 and the consolidated balance sheet data at June 30, 2000, 1999 and September 30, 2000 are derived from and are qualified by reference to the audited and unaudited consolidated financial statements included elsewhere in this registration statement. The consolidated statement of income data for the years ended June 30, 1997 and 1996 and the consolidated balance sheet data at June 30, 1999, and 1996 are derived from audited consolidated financial statements of the Company not included herein. The data presented below are qualified by reference to Consolidated Financial Statements included elsewhere in this filing and should be read in conjunction with such financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations"

                             Unaudited
                         Three months ended                      Years Ended June 30,
                           September 30,
                    ---------------------------------------------------------------------------------

                         2000       1999             2000         1999      1998(1)  1997(1)  1996(1)
                    ---------------------------------------------------------------------------------
Income Statement
Data:
   Net sales        $     156,188   $         -   $         -   $      -   $     -   $   -    $   -
   Operating loss      (1,824,381)     (101,773)   (4,876,905)   (322,038)  (2,353)   (640)    (507)
   Other income, net       (2,604)   (1,325,000)    3,212,540         -        -       -
                    ---------------------------------------------------------------------------------

   Net loss         $  (1,826,995)  $(1,426,773)  $(1,664,365)  $(322,038) $(2,353)  $(640)   $(507)
                    =================================================================================
Per share Data:
   Net loss         $       (0.06)  $     (0.10)  $     (0.08)  $   (0.06) $     -   $   -    $   -
                    =================================================================================
Weighted average
shares outstanding     30,070,451    14,473,048    20,176,167   5,748,248  2,500,200 1,099,956 1,099,956


                 Unaudited
                 September                     June 30,
                    30,
                -------------------------------------------------------

                    2000        2000        1999    1998(1) 1997(1) 1996(1)
                -------------------------------------------------------
Balance Sheet
Data:
Working Capital $(1,120,821) $    59,906  $ 92,176  $   -  $    -   $    -
Total assets    $13,383,713  $10,124,153  $380,064  $   -  $2,053   $2,693
Long-term debt  $         -  $         -  $      -  $   -  $    -   $    -
Shareholders    $11,300,278  $ 8,967,763  $300,338  $   -  $2,053   $2,693
equity

     (1) The Company was dormant from September 25, 1995 to January 8, 1998.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The  following   discussion   should  be  read  in  conjunction   with  the
Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form S-1.

OVERVIEW

     We are a Nevada corporation incorporated in September 1995. In December 1998, we reorganized CathayOnline in order to take advantage of the meteoric growth of the Internet sector in the People's Republic of China. We launched a plan to provide consulting and management services to Internet service providers in China, as well as Web-based e-mail and advanced messaging services, and integration of Internet services with other forms of communication.

     Our initial operating activities consisted primarily of identifying opportunities, negotiating Letter of Understanding with potential partners, developing the operations, recruiting personnel, raising capital and purchasing operating assets. During the period from June through December 1999, we finalized a number of agreements including an agreement to acquire TorchMail.com which subsequently became a wholly-owned subsidiary of the Company with the business objectives to market a Chinese language version of Web-based e-mail and advanced messaging services to the Chinese speaking markets. By December 1999, we had established a wholly-owned subsidiary, Sichuan CathayOnline Technologies Co. Ltd., launched a co-branded Web site with register.com, under which our TorchMail.com subsidiary will sell primary level domains, and indirectly acquired interests in ten lottery kiosks in Guangzhou, China. (These were written off in order to concentrate our resources on the potentially more lucrative Internet service market.) From January 2000 through March 2000, the Company's operating activities consisted primarily of continuing to identify opportunities, negotiating Letters of Understanding with potential partners identified in our search, planning and developing operations, planning corporate restructuring, recruiting personnel, raising capital and purchasing operating assets. In March of 2000 we finalized a number of arrangements, including the appoint of Mr. Ken Levy as a Director of the Company, the appointment of Mr. Keli Wu as Chairman of the Beijing operations, the launch of the co-branded Web site with register.com.

     By June of 2000 we had announced the acquisition of a controlling interest in CMD Capital Limited, the parent company of ChinaNet Publishing Co. Ltd., the closing of a $6.82 million financing, and finished the construction of our state-of-the-art Internet facility in Sichuan Province. We appointed Mr. David Ng as Director of Corporate Finance and Special Projects, and signed an agreement with Sichuan Famous Brand Product Enterprises to act as its exclusive business-to-business marketer for its Web site and products online. We also signed a co-operation agreement with the Second Institution of the Aerospace Machine & Electronic Group to provide Internet services to their subscriber base of 70,000 users. Through the sale of our interest in CMD Capital Limited, we obtained a strategic alliance with CathayOne Inc., which we will anticipate will greatly enhance our ability to secure customers in the Chinese internet arena.

     After the end of fiscal 2000, we appointed Mr. Glenn Ohlhauser as our Chief Financial Officer. We also commenced the marketing of our Personal Intelligent Messaging services and announced the opening of a new representative office in the city of Chongqing, an autonomous city-state situated in Sichuan Province. Chongqing is China's largest city with over 33 million residents, and the fastest growing city for Internet use and the chief financial and industrial hub in southwestern China.

     We will need to raise money to fully take advantage of these opportunities; but we believe that the combination of China and the Internet creates one of the greatest opportunities ever for visionaries. We are well positioned to aggressively seize our market position, acquire new customers and increase our market share. Additionally, the combined effects of increased industry deregulation coupled with a growing demand for Internet services, products and applications, and China's pending entry to WTO are expected to create exciting investment opportunities in China.

     Currently, our principal office is in New York. We maintain a technical and administrative office in Vancouver, Canada. Our operational offices are located in Chengdu and Beijing, China. We also maintain a representative office in Jiangmen, China.

SICHUAN ISP PROJECT

     On August 10, 1999, we organized, in accordance with the laws of China, a wholly-owned subsidiary, Sichuan CathayOnline Technologies Co. Ltd. ("Sichuan CathayOnline"), which operates in the City of Chengdu. On September 9, 1999, Sichuan CathayOnline entered into a management and consultancy service agreement with Sichuan Guo Xun Xin Xi Chan Ye You Xian Gong Si ("Sichuan Guo Xun"), a local ISP in Sichuan Province licensed by the Sichuan Administrative Bureau for Posts and Telecommunications for an initial term from September 8, 1999 to March 23, 2003. Pursuant to this agreement, Sichuan CathayOnline and Guo Xun work jointly in providing Internet services and Sichuan CathayOnline is entitled to 90% of the profit generated from such services.

     In May 2000, we announced the signing of an agreement with Sichuan Famous Brand Product Enterprises to act as its exclusive business-to-business marketer for its Web site and products online. We, in conjunction with Sichuan Guo Xun, developed the Web site for Sichuan Famous Brands, which represents and contains the equivalent of Sichuan Province's "Fortune 100". The main function of the site, which contains more than 300 brand name enterprises, is to promote the provincial economy by marketing products in the international market and to expand sales of the products in the Chinese market via the Internet. The Web site was designed to build a solid foundation for Sichuan Famous Brands and to expand its role in e-business and e-commerce.

BEIJING ISP PROJECT

     On April 27, 2000, we announced a cooperation agreement with the Second Institution of the Aerospace Machine & Electronic Group ("AMEG") to provide Internet services for the region of Beijing, the capital city of China. AMEG's current scope of business includes telephone communications, computer network communications, cable television networks and fiber-optic cable networks. It is our intention, under the cooperation agreement, to be able to build out the infrastructure so that we can provide full Internet service to AMEG's existing user base which AMEG intends to expand.

TORCHMAIL.COM, INC.

     We intend to seek out and train strategically located sales teams to promote TorchMail's Web-based professional advanced messaging services in China.

     In March 2000, the Company announced a partnership agreement to supply co-branded Web-based e-mail services with the National Library of China, which is the largest library in Asia and a national general repository of publications. Under the agreement TorchMail will provide the National Library with web messaging services.

     TorchMail intents to expand its international member base by adding additional international partners and by providing new features to the services offered. We are also exploring business opportunities and partnerships in other market segments including the wireless market and education related markets. We will also continue to seek to acquire strategic businesses and technology that will help us serve these markets.

MARKET STRATEGY

     According  to  the  statistics  compiled  by  the  China  Internet  Network
Information Center ("CNNIC") in 1999, the three most important factors considered by Internet users when choosing an ISP are connection speed, service quality and price. Our strategy is to aggressively ensure that all three of these factors are delivered to our customers. We will provide more bandwidth for Internet upstream connection, linking our system to both ChinaNet and Unicom and making sure that if traffic on one side is congested, users' traffic can be routed through another carrier. For customer quality, we provide 24-hour service.

     While our prices will be competitive with other providers, we will offer value-added Internet services such as Internet Fax/Phone, systems integration, on-site training, full customer support and other advanced Web features. Additionally, we will hold seminars, on-site training at our customer's office, offer the "Electronic Mall" for use by advertisers, provide trial accounts, have dedicated lines and have virtual Web and domain names. We believe that we will be able to stand out among our competitors and that our customers will be completely satisfied with this full-service solution.

     Our long-term objective is to become the communications portal for our members on the Web by combining e-mail, fax, voicemail, calendars, address books and related tools into one fully integrated service. We plan to expand our international member base by adding additional international partners, and by providing new features such as e-mail language translation. We are also exploring business opportunities and partnerships in other market segments such as the wireless market and schools. We may also continue to seek to acquire additional strategic businesses and technology that will help us to better serve these markets.

GROWTH OF THE BUSINESS

     As we become more fully established in Chengdu, we will quickly expand services in other cities within China. As our Internet connectivity network expands to cover a greater number of major urban markets, we will continue to focus upon building a scalable network platform and forming strategic business and technology partnerships. Under this strategy, we expect to achieve rapid growth and to quickly become the leading brand name within our respective markets.

     We anticipate that, by first quarter of 2001, we will have commenced services in Beijing and Guangdong Province.

RESULTS OF OPERATIONS

     During the period from September 20, 1995 to January 6, 1998, we did not engage in any operations and were considered dormant. On January 6, 1998, we obtained a Certificate of Renewal from the State of Nevada. As of June 30, 2000, the Company was still in the development stage and, as of June 30, 2000, has only recently commenced planned principal operations.

     Since inception, we have incurred significant losses and, as of June 30, 2000, had an accumulated deficit of approximately $1.99 million. It is our intention to invest heavily to expand network infrastructure and expand sales and marketing. We expect to incur substantial operating losses in the foreseeable future.

     With the rapidly evolving nature of the technology industry, potential for political uncertainty and our limited operating history, we believe that any period to period comparisons of our revenues and operating results are not meaningful and should not be relied upon as an indication of future performance. As of June 30, 2000 the Company had approximately 80 employees, in comparison with three full time employees in just fifteen months earlier. CathayOnline does not believe that its historical growth rates for revenues, expenses, capital investments or personnel are indicative of future results.

INCOME TAXES

     No provision for federal and state incomes taxes has been recorded as we have incurred net operating losses from inception through June 30, 2000. As of June 30, 2000, we had approximately $1,990,000 of federal and state net operation loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2015. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Because there is significant doubt as to whether we will realize any benefit from this deferred tax asset, we have established a full valuation allowance as of June 30, 2000.


INFLATION AND REGULATION

     Our operations have not been, and in the near term are not expected to be, materially affected by inflation or changing prices. We will encounter competition from a variety of firms selling Internet services in our market area. Many of these firms have long-standing customer relationships and are well-staffed and well financed. We believe that competition in the Internet industry is based on competitive pricing, although the ability, reputation and support of a marketing network is also significant. We do not believe that any recently enacted or presently pending proposed legislation will have a material adverse effect on its results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded our operations from the net proceeds from the sale of common stock and other securities convertible into common stock. For the fiscal year ended June 30, 1999, cash provided by financing activities was approximately $482,026. For the fiscal year ended June 30, 2000, cash provided by financing activities was approximately $6,457,389.

     As of September 30, 2000, we have no long-term debt.

     Our current cash balances will not be sufficient to meet our working capital and capital expenditure requirements for the next twelve months. It is anticipated that with the further expansion of the operations we will incur negative cash flows, therefore requiring us to seek additional financings to support the growth in operations, both on a short-term and long-term basis. We expect to acquire or invest in businesses, products, services and technologies that complement or augment our service offerings and customer base. We currently are engaged in discussions with a number of companies regarding strategic acquisitions or investments. Although these discussions are ongoing, no definitive agreements have been signed and there can be no assurance that any of these discussions will result in actual acquisitions. It is anticipated that some of the acquisitions will be paid for by issuing additional common stock and this could dilute our shareholders. In addition, there may be the requirement to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially increase the Company's operating expenses. In addition, we may seek to raise funds by offering debt or equity to the public. Thereafter, we may need to raise additional funds in order to meet funding requirements of a more rapid expansion plan, potential acquisitions, development of new or enhanced products or services, in response to competitive pressures or to acquire technologies or complimentary products or businesses.

     There is no guarantee that we will be able to raise the funds that we need. In addition, as of September 30, 2000, we have issued and outstanding 30,584,201 shares of common stock and warrants to purchase 45,641,221 shares of common stock, while we are currently authorized to issue only up to 50,000,000 shares of common stock. The board of directors have passed a resolution to increase the number of authorized common shares and to issue preferred stock. These proposals will subject to the shareholders' approval on Company's annual general meeting which is scheduled to be held on November 29, 2000. Unless these proposals to amend our Articles of Incorporation are approved by shareholder meeting, we may not have sufficient authorized but unissued shares to permit us to offer additional common stock to potential investors.

     If we cannot obtain outside financing, we will consider scaling back our expansion plans for TorchMail's and Sichuan Guo Xun's operations, and re-evaluate certain potential acquisitions and, instead, rely upon internally generated cash flow. Resources that would have been allocated to a more aggressive expansion plan would then be diverted towards a broad based advertising campaign to build upon the subscriber bases permitting an internally financed growth.

     Net of depreciation, our investment in property and equipment was $1,592,419 as of June 30, 2000. In comparison, our investment in property and equipment, net of depreciation, was nominal as of June 30, 1999. Installation of infrastructure equipment in Chengdu, purchases of furniture and equipment for new employees, and leasehold improvements related to office expansions accounted for this increase. It is expected that our investments in property and equipment will continue to grow as we seek to increase capacity and services.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     We are not exposed to a material level of market risks due to changes in interest rates. We do not have outstanding debt instruments and we do not maintain a portfolio of interest-sensitive debt instruments.

     We expect to derive a significant portion of revenues in the form of Renminbi and, therefore, may be exposed to significant foreign currency risks in the future. During the fiscal year ended June 30, 2000, and the first quarter of the fiscal year ended June 30, 2001, we did not engage in hedging activities to mitigate the impact of changes in foreign exchange rates. We may in the future use foreign currency forward exchange contracts as a vehicle for hedging purposes.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                         AND FINANCIAL DISCLOSURE NONE


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
                                    BUSINESS

     GENERAL

     We are an integrated Internet company serving the global Chinese community, with a primary focus on the People's Republic of China. We launched our Internet initiatives in China in the Spring of 1999. To date, we made significant inroads in developing our Internet infrastructure in China while focusing on recruiting quality personnel, raising capital and developing strong regional and local partners and global strategic relationships. Through the leadership of our management team, our focus on execution of our business plan, our attention to the market's needs, our local partnerships and strategic acquisitions, joint ventures as well as alliances with leading global corporations, we have established a solid foundation in China.

               We focus on these lines of business:

o Internet connectivity and value-added Internet technology services in Sichuan Province, Beijing, and Guangdong Province, China; and

o    Internet  communication  services  including  Web-based  e-mail,   advanced
     messaging  services,  Fax over  Internet  (FoIP)  and Voice  over  Internet
     (VoIP).

     Our goal is to become a major Internet service and solutions provider in China. We are pursuing this goal by developing recognition of our brands, expanding our Internet connectivity and communications services to our registered and potential customer base across China's major urban markets, continuing to pursue strategic acquisitions and alliances, and acquiring experienced and quality management and support teams.

     Our network consists of the following branded Internet properties:

o    CathayOnline.com, our flagship corporate Web site;

o    TorchMail.com, our e-mail and advanced messaging service; and

o Guoxun.net and Torchnet.com, our Internet services partners in the Sichuan Province and currently expanding into Beijing and Guangdong Province.

     Through these established brand names, we intend to offer customers Internet services and communications, other value-added Web-based commercial services, business-to-business (B2B) tools and a variety of communication tools.

     We currently provide Internet services in Sichuan, one of China's most populated provinces with approximately 85 million residents. The technology center for our Sichuan operations is located in Chengdu (Sichuan's capital), a central hub for business and technology in southwestern China. In May 2000, we took possession of office space for our China operations in the nation's capital, Beijing, which represents a major step forward in the expansion of our branded Internet services network and advanced e-mail services into China's urban markets.

     Summarized below are the milestones we achieved during the fiscal year ended June 30, 2000.

-    July 1999: We acquired TorchMail.com, Inc.

- August 1999: We established Sichuan CathayOnline Technologies Co. Ltd. to provide Internet services.

- August 1999: Sichuan CathayOnline expanded its offices and Internet services to markets in Chengdu, China.

- November 1999: We entered into an agreement with Register.com to provide domain name registration services.

-    December 1999: We launched a Chinese version of TorchMail.com.

- February 2000: Mr. Keli Wu of ChinaOnline joined Beijing operations as Chairman of Beijing CathayOnline Technologies Co. Ltd.

- March 2000: TorchMail.com signed an agreement with the National Library of China to provide e-mail and advanced messaging services.

- April 2000: We entered into a joint venture with CMD Capital Limited to create PRCinvest.com, a financial news Internet content portal being developed with China Investment Journal.

- April 2000: We completed a private placement of our shares which raised $6.8 million (before financing costs).

- April 2000: We announced the signing of a cooperation agreement with the Second Institution of the Aerospace Machine & Electronic Group to provide Internet services in Beijing.

- May 2000: We completed phase one of upgrade of the Internet services facilities in Chengdu, China.

- May 2000: We entered into a cooperation agreement with Wuyi University of Jiangmen to expand Internet services to Guangdong Province.

- May 2000: Beijing CathayOnline took possession of its Beijing offices to serve as our headquarters in China and began to set up its technology site for Internet services.

- June 2000: We sold our interest in CMD Capital Limited and developed a strategic alliance with Premier Brands Inc. (now known as CathayOne Inc.)


     THE INTERNET MARKET IN CHINA

     The Internet has become an important global medium that enables millions Of people to obtain and share information and conduct business electronically. In China, improvements in technological infrastructure, the increase in access to personal computers and a rapid increase of online Chinese language contents is driving the growth of the Internet. The number of Web sites hosted in China has grown from 3,700 in 1994 to 27,289 in 2000.

     The number of people using the Internet in China, the world's most populous nation, has increased more than 30 fold in just five years. According to "The Internet in China", a study published in June 1999 by the Strategis Group and BDA China, China is the fastest-growing Internet market in Asia. The study estimated that, by the end of 1999, more than 6.7 million people in China had Internet access, a number projected to grow to 33 million or more by 2003. Some forecasts project up to 100 million users by 2010, at which time China would surpass the United States as the country with the most Internet users. A recent study by a U.S.-based research company, The Yankee Group, predicts that China will have more Internet users than any other Asia-Pacific nation by 2001, with about 40 million people online; and by 2005, China should surpass the United States in having the most Internet users in the world. In addition, the Chinese market for personal computers is expected to become the largest in the world with personal computer sales anticipated to exceed those in the United States this year.

     ChinaNet, the first commercial Internet Services Provider (ISP) in China, was established in June 1995 in Beijing to provide Internet dial-up service. Within one year, its user-base increased from zero to 50,000 even though the average subscription fee per subscriber was 20 times higher than that in North America.

     Access to the Internet in China is accomplished primarily through the government owned infrastructure. China's Internet is primarily made up of five largely separate national networks. Until March 1997, these networks had virtually no interconnectivity - all inter-network traffic had to be routed via the United States.

     Over the last several years, due to China's central and provincial governments' policies and initiatives to construct and modernize the telecommunications industry and information distribution system, licenses have been granted to private organizations to provide Internet-access services. In October 1999, an estimated 150 private ISPs operated in China. Access services in China are generally limited to dial-up modem access. Dial-up modem access, unlike dedicated high-speed connections, requires a user's computer to dial a number which connects the user to a network owned and maintained by the ISP. The majority of commercial users access the network via dial-up accounts that support speeds of up to 33.6K. All ISPs in China rely on the national telecommunications companies, such as China Telecom and China Unicom, to provide Internet access lines and to maintain local telecommunications lines.

     According to the July 2000 report of China Internet Network Information Center ("CNNIC"), a department of the Chinese Academy of Sciences, 88% of Internet users cited e-mail as their favorite Internet service. According to a 1999 survey by Greenfield Online, 59% of online users now prefer sending an e-mail to making a phone call. A United States Embassy report on the Internet in China indicates that over 9% of information carried by Internet circuits in China are devoted to e-mail.


     The Chinese government has already invested over $28 billion on more than 100,000 kilometers of optical fiber that now links 85% of the country. The China-U.S. Cable Network project, valued at $1.2 billion, will be the first direct fiber-optic link between China and the United States and is expected to be completed shortly.


              CNNIC's latest report provides the following data for July, 2000:

     -    Total computers connected to the net: 6,500,000
     -    Total direct connections: 1,010,000
     -    Total dial-up connections: 5,490,000
     -    Total estimated dial-up users: 11,760,000
     -    Total estimated leased line users: 2,580,000
     -    Total estimated users with both leased line and dial-up: 2,560,000
     -    Total Internet users: 16,900,000

     The Ministry of Information Industry of China is encouraging Chinese language Web presence for electronic resources, ranging from search engines to weather services. The Chinese government has also initiated a series of projects that will employ state-of-the-art technology in areas such as education, agricultural planning, healthcare and finance.


     BUSINESS AND REVENUE MODEL

     Our business model consists of basic, high demand Internet utility Services as well as a multitude of value-added Internet services and solutions targeting large groups of Internet users from mid-size to large corporations, government agencies and universities in urban areas in China. We are organized into three service divisions which plans to generate revenues through fees by offering the following services:

     Connectivity: User fees for connection to the Internet.

     Communications: User fees for providing outsourced e-mail and other advanced communications products.

     Value-added Internet Services: Fees for providing Web and data hosting services.

     CONNECTIVITY

     We are committed to providing reliable connectivity to Internet users. Through an exclusive Management and Consultancy Service Agreement with Sichuan Guo Xun Xin Xi Chan Ye You Xian Gong Si ("Sichuan Guo Xun"), a local Internet service provider, Sichuan CathayOnline provides a full range of Internet connectivity services to the Sichuan market under the Sichuan Guo Xun brand. In consideration of the services we render to Sichuan Guo Xun, we are entitled to receive a fee equal to 90% of the net profits generated from Sichuan Guo Xun's operations. The agreement with Sichuan Guo Xun extends through March 2003 and will be automatically renewed for a period equal to the renewed term of the license.

     At October 31, 1999, under the Sichuan Guo Xun brand, Sichuan CathayOnline served approximately 2,500 subscribers (including trial accounts). Because of infrastructure and technical delays, we were unable to collect service fees nor retain a substantial number of these subscribers.


     COMMUNICATIONS

     We recently announced the launch of a state-of-the-art messaging service, the Personal Intelligent Messaging (PIM) service. This service gives users one single number, which will be their contact number for all services ranging from telephone calls to faxes to e-mails. The PIM service will be marketed through our partner in Chengdu, Sichuan GuoXun. It is the only messaging service of its kind available in China.

     For phone messages, PIM users would give the service up to four numbers At which they would like to be reached. The service takes the incoming call, and attempts to reach the user at each number in the order the user specifies. If the user does not answer at any of the numbers, the service prompts the caller to leave a voicemail message. The system can be configured into home, office, or remote profiles, or for time of day, and try to reach him where he is most likely to be found. The PIM number can also accept digital information, and send it to the user's fax, pager, or computer. (Callers are prompted to enter one key to choose between phone, pager, fax, and e-mail.). This messaging system is highly sophisticated, and should give Sichuan Guo Xun's clients a means of enhancing, as well as simplifying, their business and personal calls. We expect that premium services such as these may assist Sichuan GuoXun to add more clients to its subscriber base.

     TorchMail.com, Inc. ("TorchMail"), our wholly-owned subsidiary, provides e-mail and advanced messaging services on the Internet for consumers, businesses and Web portals in China. We acquired TorchMail in July 1999 for an initial payment of 2,500,000 shares of our common stock plus cash of $10,000. (Brian Ransom, our president, subsequently purchased such shares from the holder of such shares.) Further payments possibly may have to be made for the acquisition of TorchMail. Upon the resale of 360,000 mailboxes created within a Customer Account through use of TorchMail's services by a user or "Seats", we will issue an additional 2,500,000 shares; upon the resale of 500,000 Seats, we will issue an additional 1,250,000 shares; and upon the resale of 750,000 Seats, we will issue an additional 1,250,000 shares.

     TorchMail's services are being designed to provide high level scalability, reliability, and accessibility. TorchMail, when fully developed, will provide our Internet connectivity customers with a full range of consumer services and our other subsidiaries with a full range Web portal and business services including:

     Consumer Services                      Web Portal and Business
                                            Services

     Chinese language  capabilities         Chinese language  capabilities
     Permanent  e-mail addresses            Anytime,  anywhere easy access
                                            to e-mail


     Anytime, anywhere access to e-mail     Compatibility with existing
                                            e-mail systems

     Robust set of basic e-mail features    Specialized applications

     Optional advanced functionality        Rapid deployment and reduced
                                            costs Customized "look and
                                            feel"

     Account privacy and security           Scalability to accommodate
                                            growth

                                            Reliability and security

                                            Sophisticated customer service
                                            and support

     Consumer Market Services

     TorchMail's consumer market communications services segment was launched In August 1999 with the objective of becoming a major independent Web-based e-mail service focused on the Chinese speaking community on the Internet. In the consumer market, TorchMail expects to generate revenues from advertising and related sales, including direct marketing and e-commerce promotion. Revenues are also expected to be generated from subscription services, such as a service that allows members to purchase increased storage capacity for their e-mails. In addition, TorchMail anticipates generating revenue by offering fee-based premium services such as virus scanning, e-mail forwarding and message notification.

     TorchMail's strategy is to offer free e-mail services to individual consumers which will allow TorchMail to quickly build a large user base and to establish its brand name and reputation for providing quality service. Users of TorchMail's Web-based e-mail and messaging services receive a permanent e-mail address of their choice with a "torchmail.com" domain name (e.g. username@torchmail.com). Users can send or retrieve e-mail through TorchMail Web site (www.torchmail.com) from any computer connected to the Internet with a standard Web browser. Since TorchMail's system is Web-based, users do not need to download or install special software to access the service.

      Commercial Services

     TorchMail offers a range of e-mail and fax services to businesses and is expected to derive revenue from site license charges, monthly fees, and usage charges. TorchMail connects existing e-mail systems to the Internet, monitors Internet e-mails for viruses or specific content and hosts and manages e-mail systems. Many corporate customers have implemented in-house e-mail systems that require hardware, software and technical and administrative resources. TorchMail sells commercial messaging services on a turnkey basis with a complete customer service package, including both account management and technical support. The business customers may select from a wide range of products and services that are priced based upon the service package selected. TorchMail also provides customers with broadcast fax, production fax and desktop fax services via the Internet.

     TorchMail's Web strategy is to develop strong regional partnerships In various geographic areas, aligning the TorchMail brand with both major business portals and consumer-oriented portals. Additional revenues for TorchMail may be derived from fee-based premium services and selling advertising in select situations. TorchMail will share a portion of the advertising and premium service revenues with its partners.

     TorchMail recently announced a partnership agreement to supply co-branded Web-based e-mail services with the National Library of China, the largest library in Asia and a national general repository of publications. The National Library also provides services for the central government priority readers in research, educational and production institutions throughout China, as well as the general population. The National Library communicates with an estimated 4,000 libraries in China and 1,000 other libraries worldwide. With approximately 1 million hits per day, more than 200,000 publications available for viewing online, and more than 49 million pages of information, the National Library's Web site has been awarded "The Best Site under the category of Culture, Entertainment and Sports" issued by the China Internet Competition Committee in January 2000. Under the agreement, TorchMail will provide the National Library with Web messaging services and will co-manage the National Library's e-mail Web site.

     TorchMail also offers its customers domain name registration Services through a strategic partnership with Register.com. Customers can registerdomains across 29 domain name extensions, including ".com", ".net", ".org", ".co.uk"
(UK) and ".co.nz" (New Zealand) and can access all of Register.com's registration services such as multiple domain registration and transfers for bulk registrations, one step registrations and on-line domain management tools.


     IP PHONE (VoIP)

     We are positioned to acquire a portion of the IP phone market in China. Telephone users and telephony sets in China have experienced among the highest growth rates in the world. In 1996, China had just 55 million telephone users but, two years later, had more than 125 million users. The telephony market is currently dominated by China Telecom. The recently formed China Unicom was established to create competition. Since telephony networks are very capital intensive, the competition generated by Unicom did not bring down phone rates for users. Long-distance rates are still very high. Currently, the charge for an international call to North America is approximately $1.80 per minute, while a call from North America into China could cost as low as $0.30 per minute.

     We have established a VoIP (Voice over Internet Protocol) gateway with High quality equipment which we will initially market to our large corporate clients in China. In the long term, reasonably priced services will also be offered to individual users via a prepaid phone card system.

 VALUE-ADDED SERVICES

     Sichuan CathayOnline provides Sichuan Guo Xun the following value-added consulting and management services: strategic planning, designing and implementing computer networking, managing data processing operations, developing and implementing computer and electronic communications and a full range of administrative services.

     In addition to providing consulting services with respect to technical issues, management and administrative services to ISPs, CathayOnline provides Web site consulting and development services. The Company was engaged to upgrade the Sichuan Famous Brand Product Web site (http://www.scmp.gov.cn). This Web site is the home to many well-known Chinese corporations with brand name products and has been endorsed by the Government of Sichuan Province. The updated Web site was re-launched in May, 2000 and currently has over 300 enterprises publishing their product materials online. The next phase of development for Sichuan Famous Brand Product will be to leverage its content and traffic as a platform for e-commerce with a mix of business-to-business and business-to-consumers users. The site will allow detailed search and ordering of the brand-named products and extend the market reach of these products within China and worldwide. We expect to derive revenue from annual registration fees and fees for Web site development paid by these Chinese corporations.

     GEOGRAPHICAL MARKETS

     We have targeted geographical markets in China which offer the best investment potential based on economic and demographic profiles which support a growing demand for Internet access, content and online services. Our primary focuses are the regions of Sichuan, Beijing and Guangdong, with future expansion into other areas.


                              Chengdu,Sichuan    Sichuan Province  Beijing     Guangdong

Population (2000)             10.04 Million(MM)   84.93MM          12.46MM      71.2MM

Gross Domestic Product
(GDP) (1999)(Renminbi)        RMB119 Billion(B)   RMB371B          RMB217B      RMB846B

Foreign Direct Investment       N/A               $2.74B           $12.71B      $86.91B
cumulative as of end of 1999
(U.S dollars)

Internet Users (July 2000)      N/A               556,150          3,163,680    2,166,580


     Sichuan Province and Chengdu

     The Province of Sichuan is situated in the western section of China and is bordered on the south and west by the Yangtze River. It is one of the largest province in China and has 85 million residents. GDP, which was approximately RMB 371 billion in 1999, ranks tenth among China's provinces. Sichuan Province also has numerous universities, high-tech businesses and companies in heavy industry, which are the primary users of the Internet in China.

     Chengdu,  the  capital  city of  Sichuan  Province,  is the most  important hi-tech hub in the southwestern region of China. It is also an important political, economic, and cultural center, and holds a strategic position in China's economic development plan. In 1999, the city's GDP grew 10.25% from 1998 to RMB 119 billion (US $14.5 billion). The population of Chengdu is approximately 10 million and there are more than 20 universities with over 150,000 full-time students within the city.

     The Internet development in Chengdu, Sichuan began at the end of 1995. The Sichuan Scientific Information Institute established the first ISP. Now, there are approximately 200,000 Internet users in the area (more than 95% of them are individual subscribers). This number is expected to grow exponentially.

     We believe that we are well positioned to offer our Internet access service to the approximately3.44 million fixed line telephone subscribers and the 546,000 mobile telephone subscribers in Sichuan. We have developed a growth-oriented marketing planfor Chengdu focusing on governmental organizations, local foreign-owned corporations, major universities, research institutes, and individuals. We believe that the small number of ISPs operating in Sichuan, its demographic profile, and the technological and physical infrastructure in the area, including telephone lines, are all positive factors which will permit our subscriber base to grow significantly over the next several years.


     Beijing

     As the national capital of China, Beijing is characterized as a highly urban and affluent city. Beijing attracts large numbers of foreign visitors and investors who contribute to this prosperity. The residents of Beijing place great importance on education. As a result, Beijing's citizens have the lowest illiteracy rate and highest percentage of college graduates in China. Beijing is the only region in China where the service sector is a major contributor to the economy. This sector, which includes financial services, computer services, real estate services and media, attracts significant foreign investment. The rapid shift to a service-based economy has resulted in a large concentration of younger residents in this city, most of whom earn far above average incomes when compared to the national average. Beijing is currently the "most wired" city in China and is home to over 21% of China's Internet market.

     We have entered into a cooperation agreement with the Second Institution of the Aerospace Machine & Electronic Group ("AMEG"), to provide Internet services for the region of Beijing. AMEG's current scope of business includes telephone communications, computer network communications, cable television networks, and fiber-optic cable networks. We will leverage AMEG's market penetration to develop and expand a diverse customer base in this region.

     Guangdong

     Guangdong is China's fifth most populous province but has the largest economy of all the provinces. Guangdong has continued to experience a rise in urbanization in the past few years and has had increases in foreign investment and trade, which can be attributed to Guangdong's proximity to Hong Kong.This province receives approximately 28% of all foreign direct investment coming into China. The residents of Guangdong recognize the need for education in order to succeed in China's new economy and place an emphasis on educational achievements. The region's economic growth has lead to increased levels of personal income which has resulted in a growth of computer ownership as well as Internet usage in Guangdong.

     As with the other target markets, we will focus our efforts on the local and foreign owned corporations and educational institutions, as well as individuals.


     COMPETITION

     The Internet market in China is new and rapidly evolving. Competition is intense and is expected to increase significantly in the future because barriers to entry in our market are not insurmountable. While the Chinese government tightly controls ISP licenses in Chengdu and throughout China, the Chinese government has granted and will continue to grant licenses to competitors that intend to enter our market. Currently, our competitors include China Telecom, China Unicom and China Gitong Telecom.

     A number of existing or new Internet service providers, including those controlled or sponsored by Chinese government entities, may have competitive advantages over us in terms of brand recognition, financial and technical resources, and better access to capital needed to develop and expand their infrastructure and technical capabilities.

     However, we believe we have some competitive advantages over our competitors. Our strong development team, advanced technology and strategic partnerships provide us with the ability to provide reliable, consistent service and support that surpass our competition in China.

     Our existing competitors may in the future achieve greater market acceptance and gain additional market share. It is also possible that new competitors may emerge and acquire significant market share. We believe the rapid increase in China's online population will draw more attention from these multinational players to the Chinese Internet market.

     STRATEGIC ALLIANCE WITH CATHAYONE INC.

     On June 30, 2000, we sold CMD Capital Limited ("CMD") to Premier Brands Inc. (now known as CathayOne Inc. or "CathayOne") in consideration for 1,750,000 of shares of common stock of Premier Brands. Through this transaction, we received approximately 6% equity interest in CathayOne, enabling the two companies to develop a strong strategic alliance.

     CMD is the owner of PRCInvest.com, a bilingual financial portal to be launched that will provide users with up-to-the-second financial information as well as advanced services such as on-line stock trading. We estimated that a significant amount of capital would be needed to fully develop this content portal. We believe that this sale will relieve us from capital requirements needed for such development. By significantly reducing our projected expenditures for content development, we are able to focus our financial and managerial resources on developing our Internet connectivity and communication services. As a result of the sale of our interest in CMD, we are no longer focusing on developing our own Internet content sites.

     We may assist CathayOne in the implementation of a broad array of services, including Web hosting, Web development and strategic planning.


     EMPLOYEES

     We presently have a team of approximately 80 employees. The cultural diversity of the team allows CathayOnline to function effectively in a multilingual, multicultural business environment in Asia and the United States. Our emphasis on maintaining a strong local presence in the markets in which we operate allows us to better understand market needs, to stay close to customers and to maintain strong strategic business relationships.


     GOVERNMENT REGULATIONS

     In order to take advantage of the tremendous flow of information, the Chinese government is encouraging foreign investment and assistance in developing its telecommunications and technology infrastructure. We are in a select position to achieve a major role in the development of China's telecommunication technology.

     Internet services are treated as value-added information/telecommunications services, which are subject to telecommunications regulations. The telecommunications regulations explicitly state that foreign companies or nationals are allowed to be involved in equipment manufacturing, system installation, and management consultation. Foreign companies have and will continue to have an active role in system integrating and equipped sales. However, foreign companies or nationals are not permitted to directly own or operate basic and value-added information/telecommunication services including Internet content provider (ICP) and ISP.

     Foreign corporations have in the past worked around these prohibitions by forming a joint venture with the functioning operation of another Chinese business entity. Many foreign companies have already adopted the joint venture approach in the cellular and paging services markets. Foreign corporations, such as Prodigy, have created a joint venture with China North Industries Corp. Group, and there are dozens of smaller companies from North America that have followed this approach.

     With respect to foreign investments in Internet services, many foreign companies entered into strategic alliance with Chinese ICPs or ISPs. The Chinese regulations prohibit any foreign investments in ICPs or ISPs. However, foreign companies are permitted to provide technology services or management consultancy services to Chinese ICPs and ISPs. Foreign companies are also entitled to receive payments from those ICPs and ISPs for the provision of such technology and/or management consultancy services. This policy has provided foreign companies a practical way to gain entry into China Internet services business without undue regulatory risks.

     In August 2000, LycosAsia, a foreign invested company, successfully obtained an ICP license in Shanghai. It has been regarded by some IT business and legal professionals as a positive signal that China will allow foreign investments in ICPs.

     On May 24, 2000, the United States House of Representatives voted to grant China Permanent Normal Trade Relation (PNTR) status, a prelude to full membership in the World Trade Organization ("WTO"). Recently, the U.S. Senate also voted in favor of granting PNTR status to China. The PNTR and China's pending entry into the WTO bodes well for China businesses and companies doing business in China, particularly companies like us who have created strong economic ties within China prior to its entry into the WTO.

     WTO membership for China is expected to stimulate spending on China's Internet and telecommunications infrastructure. China's current commitment to developing its telecommunications and technology infrastructure contemplates opening up the telecommunications sector to foreign direct investment and to businesses providing telecommunication services of all types. China has agreed to eliminate foreign equity restrictions and has agreed to accede to the Basic Telecommunications & Financial Services Agreement while "grand fathering" current market access for all U.S. service providers. This is expected to benefit existing U.S. service providers in China.

     By virtue of the Basic Telecommunication & Financial Service Agreement, China will become a member of the Basic Telecommunications Agreement(BTA). Chinese government also promises the following after its entry into WTO:

o China will phase out all geographic restrictions for (i) paging and value-added services in two years; (ii) mobile/cellular in five years and (iii) domestic wire line services in six years. China's key telecommunication services corridors in Beijing, Shanghai, and Guangzhou, which represents approximately 75% of all domestic traffic, will open immediately on accession to the WTO in all telecommunications services.

o China will allow up to 49% foreign investment in all telecommunication services industry, and will allow up to 50% foreign ownership for value added services in two years and paging services in three years. Currently, China allows no foreign investment in telecommunications services industry.

o China will allow up to 25% foreign investment in Chinese Internet service providers, and the percentage will increase to 49% after three years. Foreign investors are allowed to have 30% shareholdings in Chinese ICP and other value-added services in Beijing, Shanghai and Guangzhou. This percentage will increase to 50% after two years and the geographic restrictions will be eliminated.

     We believe that we are well positioned to seize the opportunity offered by China's entry into the WTO and to expand our role and involvement in Chinese telecommunications and Internet participation. Our management team has been working within China for many years and has developed relationships in China which will prove to be of immeasurable financial value to the Company in the years ahead.


     CORPORATE HISTORY

     We were incorporated in the State of Nevada on September 20, 1995 under the name Kyocera Management, Ltd. We were initially incorporated to allow for the issuance of up to 25,000 shares of no par value common stock. On January 5, 1998, we amended our Articles of Incorporation to allow for the issuance of up to 50,000,000 shares of $0.001 par value common stock.

     We were inactive from our inception through December 1998. In December 1998, we sold 5,785,500 shares of our common stock to a group of individuals, including members of our current Board of Directors, in consideration of $57,850 in cash and services rendered. The members of the then Board of Directors resigned and appointed Mr. Brian Ransom, our current President, as a Director. We subsequently commenced our Internet services business. In April 1999, we changed our company name to CathayOnline Inc.

     On January 18, 2000, we entered into an Acquisition Agreement and Plan of Merger whereby we acquired all of the outstanding shares of Lazzara Financial Asset Recovery, Inc., an inactive Nevada corporation ("Lazzara"), in exchange for 25,000 shares of our common stock. In connection with the merger, we also incurred professional fees of $250,000 in cash and 225,000 shares issued for services rendered. We are the surviving entity in the merger. Lazzara was registered under the Securities Exchange Act of 1934 (the "Exchange Act") and was required to file reports under the Exchange Act. We elected to succeed to Lazzara's reporting requirements under the Exchange Act, as permitted by Section 12g-3(b) thereof, and as a result became a reporting company under the Exchange Act on January 18, 2000. Accordingly, we now are required to file reports with the Securities and Exchange Commission under the Exchange Act commencing upon the filing of the Current Report on Form 8-K filed on January 18, 2000. As a consequence of the merger and our election to succeed to Lazzara's reporting requirements under the Exchange Act, our common stock remained eligible for trading and continues to trade on the Over-the-Counter Electronic Bulletin Board.

    BUSINESS PLAN FOR THE REMAINDER OF FISCAL YEAR

     Our business plan for the remainder of fiscal year ending June 30, 2001 will mainly focus on running our business projects as discussed in this chapter in a full scale. We may continue to develop our strategic alliance through acquisition or entering various agreements with different entities on ongoing basis. We will focus on corporate financing to meet the capital requirements for these existing and upcoming projects.

                                    PROPERTY

     We maintain our principal executive office at 437 Madison Avenue, 33rd Floor, New York, New York 10022 where we lease approximately 2,500 square feet of office space at a cost of $13,260 per month through June 30, 2005.

     We lease approximately 4,200 square feet of office space at 543 Granville Street, Vancouver, British Columbia, Canada. We have leased this space for a term of five years through April 2005 at a monthly rent of approximately $6,818.

     Our Sichuan operations are run from a 12,100 square foot office located in the City of Chengdu, Sichuan Province. We have leased this space through August 2004 at a monthly rent of approximately $7,300.

     We also entered into an agreement to lease approximately 3,300 square feet of office space at No. 6, Ritian Road, Chao Yang District, Beijing for a period of two years at a monthly rent of $6,311 and took possession of this space on May 1, 2000. We have the right to extend the lease for five one-year periods on terms to be agreed upon by the parties prior to each extension.

     We lease an apartment in New York primarily for the Company's business purpose. The Company is considering to terminate the lease.

     We believe that our offices in New York and Vancouver are sufficient for our present and future needs. Should additional space be required, we believe that additional space is available in each of these geographic areas at competitive prices. If our business grows as we anticipate, we expect to require additional office space in Chengdu, Beijing and Guangdong. We are confident that sufficient additional office space is available in the respective areas on commercially competitive terms.

                                LEGAL PROCEEDINGS

     The Company currently is not involved in any litigation the outcome of which would have a material adverse effect on the Company's financial position, results of operations and net cash flow.


                                   MANAGEMENT

     Each member of our board of directors serves for a one-year term and until their successors are elected and qualified. Our executive officers and directors are as follows:



     Name        Age                 Position
---------------  ---- ------------------------------------------

Brian W .......   39  Chairman of the Board, President and Chief
Ransom ........       Executive Officer

Peter Lau......   47  Director
Glenn Ohlhauser   47  Chief Financial Officer, Secretary and
                      Treasurer

Owen Li........   37  Director, President of CathayOnline Inc's
                      ISP Operations In China
Yuning Wang....   40  Vice President, China Operations
Kenneth Levy...   54  Director
Jack Chin......   61  Director Nominee




     Brian  Ransom  has  more  than  18  years   experience  in  the  fields  of
international banking, manufacturing, and financial services. Among numerous other accomplishments, he has been responsible for foreign exchange and interest rate risk control management, management of a US$1.5 billion loan portfolio, and the management of a currency-trading portfolio. He has held positions on the boards of two Canadian mutual fund companies, an international fiduciary, as well as the boards of software and manufacturing firms. Mr. Ransom has consulted and successfully negotiated for a number of major North American manufacturing companies pursuing manufacturing presences in Europe.

     Mr. Lau's career includes operating as a former principal of a CPA firm in New York, in addition to working for Deloitte & Touche, CPA. Mr. Lau has more than 20 years professional experience in the financial market, and has held numerous positions of prestige for companies operating on Wall Street and in the Asian markets. Mr. Lau has been the Managing Director of Corporate Finance, Manager of Special Projects, and Managing Director USA, for American Fronteer Financial Inc., Heng Fung Capital Inc. and Heng Fung Equities, Inc.

     During his relationship with Heng Fung Holdings Company Ltd. (parent company) he established a US merchant banking and investment banking operation on Wall Street for a publicly listed Hong Kong merchant banking company. In addition, Mr. Lau provided corporate financial and advisory services, negotiated and arranged equity and debt financing, and performed new business development as the Managing Director of Corporate Finance with Ridgewood Partners Ltd. and Ridgewood Capital Ltd.

     Owen Li holds a M.Sc in Computer Science from the University of British Columbia, Canada. He has more than 12 years of technical experience in computer communications, more than 7 years of management experience in the telecommunications industry, as well as extensive experience as a system administrator and technical architect. Mr. Li has consulted for the University of British Columbia, BC Research, the Worker's Compensation Board, and ProNet. In his capacity as President of the CathayOnline ISP project in China -- the joint venture partnership of Sichuan CathayOnline Technologies Co. Ltd. and Sichuan Guo Xun Xin Xi Chan Ye You Xian Gong Si -- Mr. Li specializes in technology planning and business development in computers and telecommunications.

     Mr. Levy, with broad international experience in investment banking, marketing, retailing and the Internet, is currently the president of a development firm specializing in Internet related companies. He has served as a director of a number of publicly traded companies, and he has been the Senior Managing Director of a New York investment banking and brokerage firm. In addition, Mr. Levy's accomplishments include: president of an investment-banking firm; president and a founder of a firm that invested in and developed businesses in the Soviet Union; and, president and founder of a 21 store specialty clothing chain.

     Mr. Wang has been with CathayOnline since its inception, and is also the President of TorchMail.com. He has over 15 years of senior management experience in sales, marketing, new business development and project management within the hi-tech, energy, and business consulting industries. For the past 10 years, Mr. Wang has acted as the founder and president of three China-Foreign joint venture companies. He brings to the Company a wealth of government relations and contacts in China. Prior to joining the company, Mr. Wang served as a marketing manager of Sinochem(China National Chemicals Import and Export Corporation), the largest trading company in China.

     Mr. Chin is now a resident of the United States, but he is a native of Taisan, in Guangdong Province. He has been involved in the international scene for over forty years, fostering economic exchanges between the two countries. From 1975 to 1998, he has been the president of Dai Tong Co, Inc., a real estate investment and management business, accounting service, and facilitator of joint venture projects in the United States and China. He has aided over twenty-five Chinese companies to set up permanent bases to exhibit and sell their products in the United States; and he has helped many American companies to set up joint ventures in China, in both high-tech and traditional industries. From 1958 to 1975, Mr. Chin was a general partner and securities analyst at Hwa Hsing Investors, Inc., and an executive partner at Plans Securities Investment, Inc., both NASD listed firms. He was responsible for international business investment. Mr. Chin is a philanthropist, and has contributed to the building of schools and hospitals in China.

     Mr. Ohlhauser has over 20 years of experience in providing accounting services to a variety of clients both private and public. Since becoming a principal in 1993, he had been primarily responsible for providing audit services to public companies and assisting with companies going public, including assistance with annual and interim financial reporting, and filings with regulatory authorities. Mr. Ohlhauser has served on the Members in Public Practice and Exposure Draft committees of the Institute of Chartered Accountants of BC. He obtained his bachelor's degree, with a major in commerce, from Simon Fraser University in 1977.

                             EXECUTIVE COMPENSATION

     The following table summarizes the total compensation of the chief executive officer and the four other most highly compensated executive officers of the Company for the fiscal year ended June 30, 2000, as well as the total compensation paid to each such individual for the Company's two previous years.

                         SUMMARY COMPENSATION TABLE (6)


                                        Annual Compensation
                               ---------------------------------           Long-Term
                                                                       Compensation Award
                                                                       -------------------
Name and Principal                                       Other Annual      Securities         All Other
Position               Year      Salary        Bonus     Compensation   Underlying Options    Compensation

Brian Ransom           2000      $60,000       -              -               -                  $241,500
President1             1999      $25,000       -              -
                       1998                                   -


Owen Li                2000     $120,000       $60,000        -               -                  $69,000
   Director3

Glenn R. Ohlhauser     2000       $5,078       -              -               -                     -
Peter Lau              2000       -            -            $67,500           -                  $172,500
Yuning Wang            2000      $23,453       -              -               -                  $34,500
  Vice President,
  China Operations


     1. Other compensation to Mr. Ransom includes 175,000 shares of Common Stock issued to Mr. Ransom in consideration of services rendered, which shares were valued at $1.38 each.


     2. Annual compensation to Mr. Lau includes 27,000 shares of Common Stock issued to Mr. Lau pursuant to his management agreement, which shares were valued at an aggregate of $31,500. Other compensation to Mr. Lau, which includes 125,000 of Common Stock issued to Mr. Lau in consideration of services rendered, which shares were valued at $1.38 each.

     3. Owen Li receives $10,000 per month pursuant to his management agreement, of which $6,500 is paid in cash with the remainder payable in shares with number of shares calculated at market less 10%. Owen Li was paid $78,000 cash and issued 46,501 shares and as at June 30, 2000 was owed and additional 8,504 shares under that agreement. Pursuant to the agreement he was issued 120,000 shares at $.50 each, a portion of which will be distributed to other employees. Other compensation includes an additional 50,000 shares issued to Owen Li for services rendered, which shares were valued at $1.38 each.

     4. Other compensation to Yuning Wang includes 25,000 shares of common stock, issued in consideration of services rendered which shares were valued at $1.38 each.

     The Company has no bonus, profit sharing, pension or retirement plans.



                         WARRANTS GRANTED IN FISCAL YEAR

           The following table sets forth information concerning the grant of common stock purchase warrants to the directors and executive officers of the Company.

                                       Individual Grants
                                       Percent of                                 Potential Realizable Value
                                       Total                                      at Assumed Annual Rates of
                                       Warrants                                   Stock Price Appreciation
                         Number of     Granted to                                 for Warrant Term (2)
                         Securities    Employees    Exercise       Expiration
                         Underlying    in Fiscal    Price
                         Warrants      year
Name                     Granted (#)   Year (%)     ($/Shares)(1)  Date               5%            10%
----                     -----------   ---------    -------------  ----               --            ---

Brian W. Ransom          15,000,000      68.3%         $0.33      10/26/02        $900,000    $1,950,00
Glenn R. Ohlhauser                0         0%           N/A           N/A             N/A          N/A
Peter S. Lau              1,500,000       6.8%         $0.33      10/26/02         $90,000     $195,000
Owen L. Li                1,500,000      6.8 %         $0.33      10/26/02         $90,000     $195,000
Yuning Wang               1,500,000       6.8%         $0.33      10/26/02         $90,000     $195,000

(1) Common stock purchase warrants were granted at an exercise price equal to the fair market value of the Common Stock based on the closing bid price for the Common Stock as reported on the Nasdaq Bulletin Board on the date of the grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price. Assumes all warrants are exercised at the end of their respective terms. Actual gains, if any, on stock warrant exercises depend on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not be achieved.


                              OPTION EXERCISES AND
                          FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of common stock purchase warrants during fiscal year ended June 30, 2000 by the directors and executive officers and their options outstanding at fiscal year-end.

                     Shares        Value        Number of Securities          Value of Unexercised In-The
                     Acquired on   Realized     Underlying Unexercised        Money Warrants at Fiscal Year
                                                Warrants at Fiscal Year End   End (2)
Name                 Exercise          (1)      Exercisable    Unexercisable  Exercisable       Unexercisable
----                 --------          ---      -----------    -------------  -----------       -------------

Brian W. Ransom          0            $0        15,000,000          0             $1,612,500        $0
Peter S. Lau             0            $0         1,500,000          0               $161,250        $0
Owen L. Li               0            $0         1,500,000          0               $161,250        $0
Yuning Wang              0            $0         1,500,000          0               $161,250        $0

(1) "Value Realized" represents the fair value of the underlying securities on the exercise date, minus the exercise price of such warrants.

(2) Amounts equal the closing price of the Common Stock on June 30, 2000 ($0.4375 per share), less the warrant exercise price, multiplied by the number of shares exercisable or unexercisable.




            (The Remainder of This Page Is Intentionally Left Blank)

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.


     During the year ended June 30, 2000, the Company borrowed an aggregate of $790,000 from Lothian Bancorp Ltd.,a private company controlled by Bruce Ransom, the brother of Brian Ransom, President of the Company. The Company has repaid this loan including interest of $13,857.

     On June 30, 2000, the Company sold its interest in CMD Capital Limited ("CMD") to Premier Brands Inc. ("Premier Brands") in consideration for 1,750,000 of shares of common stock of Premier Brands. Through this transaction, the Company received an equity interest in Premier Brands, enabling the two companies to develop a strategic alliance. The Company will assist Premier Brands in the implementation of a broad array of financial content and other portals for the Chinese speaking market. Mr. Peter Lau, a director of the Company, is the Chief Executive Officer and a director of Premier Brands and was the Chief Financial Officer of the Company at the time of the transaction. Mr. Brian Ransom, President of the Company, also is a director of Premier Brands.

     Brian Ransom, a director of the Company, was paid $60,000 by the Company pursuant to an employment agreement and was issued 175,000 shares of Common Stock at $1.38 per share for services rendered.

     Peter Lau, a director of the Company, was paid $36,000 by the Company and issued 27,000 shares of Common Stock valued at $31,500 pursuant to a consulting agreement. An additional 125,000 shares were issued to him at $1.38 per share for other services rendered.

     Owen Li, a director of the Company, was paid $78,000 and issued 32,284 shares of Common Stock pursuant for a management services agreement. Under the same agreement, the director was issued 120,000 shares of Common Stock at $0.50 per share, which are to be distributed to other employees. An additional 50,000 shares of Common Stock at $1.38 per share were issued to him for other services rendered.

     During the fiscal year ended June 30, 2000, the Company paid consulting fees of approximately $156,750 to Lothian Bancorp Ltd. Lothian Bancorp Ltd is a private company controlled by Mr. Bruce Ransom the brother of the Company's president. Subsequent to June 30, 2000, the Company leased an apartment which Mr. Bruce Ransom currently uses as personal residence.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents certain information regarding the Company's Common Stock beneficially owned by each director, the Chief Executive Officer, the four other most highly compensated executive officers of the Company for the fiscal year ended September 30, 2000, each person who is known to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, and all directors and executive officers of the Company as a group as of September 30, 2000:

Title of Class         Name and Address of                  Amount of         Percent of Outstanding
_____________          Beneficial Owner                Beneficial Ownership   Shares of Class Owned *


                       Brian W. Ransom1                   15,182,000                       20%
Common shares, par     1108 -543 Granville Street,
value $0.001           Vancouver, BC, V6C 1X8

Common shares, par     Owen L. Li2                         1,716,501                      2.3%
value $0.001           10831 Anahim Dr.
                       Richmond, BC, V7A 3C6

Common shares, par     Peter S. Lau3                       1,652,000                      2.2%
value $0.001           437 Madison Ave. 33rd
                       New York, NY  10022

Common shares, par     Yuning Wang4                        1,525,000                        2%
value $0.001           1108-543 Granville Street,
                       Vancouver, BC V6C 1X8

Common shares, par     Kenneth M. Levy                         7,000                        -
value $0.001           437 Madison Ave. 33rd
                       New York, NY  10022

Common shares, par     Glenn R. Ohlhauser5                                                  -
value $0.001           1108-543 Granville Street
                       Vancouver, BC, V6C 1X8

Common shares, par     Global Tech Holding 6               5,700,000                      7.5%
value $0.001           8-31, Tower 1, Millenioum
Global Tech            City, 388 Kuan Tong, Hong
Holding                Kong

Common shares, par     All officers and directors         20,282,501                     26.7%
value $0.001           as a group (6 persons)7

     * Comprise 30,584,201 common shares outstanding as of September 30, 2000, and 45,641,221 common shares issuable upon exercise of 45,641,221 warrants outstanding as of September 30, 2000.

     1. Includes 15,000,000 shares issuable upon the exercise of common stock purchase warrants granted to Mr. Ransom on October 26, 1999 as partial compensation for the services he renders as President. The 15,000,000 warrants are exercisable for a period of three years commencing on the date of grant at an exercise price of $0.33 per share. Ten million of these warrants are held by a corporation all of the shares of which will be held in a trust of which Mr. Ransom is the sole beneficiary. The shares of Common Stock underlying the 15,000,000 warrants are not yet registered under the Securities Act of 1933, as amended (the "Securities Act").

     2. Includes 1,500,000 shares issuable upon the exercise of common stock purchase warrants granted to Mr. Li on October 26, 1999 as compensation for services rendered to the Company. The warrants are exercisable for a period of three years commencing on the date of grant at an exercise price of $0.33 per share. The shares of Common Stock underlying these warrants are not yet registered under the Securities Act.

     3. Includes 1,500,000 shares issuable upon the exercise of common stock purchase warrants granted to Mr. Lau on October 26, 1999 as compensation for services rendered to the Company. The warrants are exercisable for a period of three years commencing on the date of grant at an exercise price of $0.33 per share. The shares of Common Stock underlying these warrants are not yet registered under the Securities Act.

     4. Includes 1,500,00 shares issuable upon the exercise of common stock purchase warrants granted to Mr. Wang on October 26, 1999 as compensation for services rendered to the company. The warrants are exercisable for a period of three years commencing on the date of grant at an exercise price of $0.33 per share. The shares of Common Stock underlying these warrants are not yet registered under the Securities Act.

     5. Pursuant to Mr. Ohlhauser's employment agreement, the Company was to issue to him 50,000 shares (issued subsequent to September 30, 2000) and granted him common stock purchase warrants entitling him to purchase 150,000 shares. The warrants are exercisable for a period of three years commencing on the date of grant at an exercise price of $1.00 per share. The shares of Common Stock underlying these warrants are not yet registered under the Securities Act.

     6. Includes 2,850,000 shares issuable upon the exercise of common stock purchase warrants attached to shares issued under a private placement. The warrants are exercisable for a period expiring two years after the common stock is registered under the Securities Act at an exercise price of $0.77 per share. The shares of Common Stock underlying these warrants are not yet registered under the Securities Act.

     7. Figure includes only the first six individuals named in the table and assumes exercise of all convertible securities held by these individuals.


                          DESCRIPTION OF CAPITAL STOCK

General

     Under our amended certificated of incorporation, we are authorized to issue up to fifty million (50,000,000) shares of common stock, $.001 par value per share. As of September 30, 2000, 30,584,201 shares of common stock were issued and outstanding, 45,641,221 warrants for common shares are outstanding. We have no preferred stock outstanding. All of the outstanding capital stock is and will be, fully paid and non-assessable. To date, we have not declared any dividends. No fix rate of dividend has been determined.


Common Stock

     Voting Rights. Holders of common stock are entitled to one vote per share. All actions submitted to a vote of stockholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

     Dividend Rights. Subject to preferences that may be applicable to outstanding preferred stock, if any, holders of common stock are entitled to receive ratably such dividends as may be declared by the CathayOnline board of directors our of funds legally available for that purpose.

     Right to Receive Liquidation Distribution. In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock, if there are any.

     No Preemptive or Similar Rights. Holders of common stock are not entitled to preemptive rights or conversion rights and the common stock is not subject to redemption.

     The Board has passed a resolution to increase the number of common shares from fifty million (50,000,000) to one hundred million (100,000,000) subject to shareholders' approval.

     The Board has also passed a resolution to reincorporate the Company in the state of Delaware subject to shareholders' approval. All shareholders' rights will not be affected by the reincorporation if it is approved by shareholders.

     Our common stock is listed on the Nasdaq OTC Bulletin Board under the symbol "CAOL.OB" The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc., 14675 Midway Road, Suite 221, Addison, Texas 75001.

Preferred Stock

     The Board has passed a resolution to issue up to ten million (10,000,000) shares of preferred stock in one or more series. This resolution is subject to the shareholders' approval. Currently, we have no preferred stock or options to purchase preferred stock .

Certain Effect of Authorized but Unissued Stock

     We have shares of common stock available for future issuance under the discretion of the board of directors without approval from stockholders. These additional shares may be issued for a variety of corporate purposes, including, but not limited to, future public offering to raised additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock.

     The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to our current management, to persons helping our company, or to issue preferred stock with discourage an attempt to gain control of us by means of tender offer, merger, proxy contest or otherwise, thereby protecting the continuity of our management.

Options and Warrants

     As of September 30, 2000, 45,641,221 warrants for shares were outstanding. The Board may authorize an additional warrants for issuance to key employees and advisors to provide incentive for their business efforts. Terms of these options will be determined at the discretion of management, but we anticipate that vesting will be tied to performance targets.

     The following table shows warrants outstanding (in addition to options granted to employees and advisors) as of September 30, 2000 and are presently exercisable for shares of common stock.

Number of
Shares         Exercise
Purchasable    Price      Exercisable Period
---------      -----      ------------------------------------------------------
  300,000      $   0.25   Mar./09/99 - Mar./09/02
  500,000      $   0.25   Mar./31/99 - Mar./31/02
  500,000      $   0.25   Sept./01/00 - Sept./01/03
  700,000      $   0.60   Apr./29/99 - Apr./29/01
1,990,000      $   0.35   June/24/99 - June/24/01
9,751,407      $   0.77   Three years after resale or registration of
                          shares whichever is first
2,000,000      $   1.00   June/01/00 - June/01/02
   85,714      $   0.70   June/or - June/or/03
2,389,100      $   0.70   Apr./29/99 - Apr./29/01
  415,000      $   0.25   May/27/99 - May/27/02
  800,000      $   3.00   June/01/00 - June/01/02
1,000,000      $   1.60   June/01/00 - June/01/00
1,000,000      $   1.10   June/01/00 June/01/02

     Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants.

                              SELLING STOCKHOLDERS

     24,608,736 common shares registered for resale which include common shares issuable upon exercise of warrants of selling stockholders under this prospectus constitute 80.5% of our issued and outstanding common shares as of September 30, 2000. The number of shares we are registering is based in part on our good faith estimate of the maximum number of shares stockholders may resell to purchasers and to or through underwriters, dealers or agents.

Selling Stockholders

     24,608,736 shares are being registered and may be offered for sale from time to time during the period the registration statement remains effective, by or for the accounts of the selling stockholders described in the table below. The selling stockholders currently hold unregistered shares of our common stock and/or warrants for the purchase of common stock. The shares of common stock being offered by the selling stockholders were acquired from us in private placement transactions, or for services rendered to our company, or pursuant to warrants issued in private placement transactions. Certain of the shares of common stock being registered for resale will be issued upon exercise of warrants issued in connection with private placement transactions.

     Based on information provided to us by each selling stockholder, the following table shows, as of September 30, 2000:

         o The name of the selling stockholder;

         o The number of shares the selling stockholders beneficially owns before this offering based on our common stock outstanding on September 30, 2000;

         o How many shares of common stock the selling stockholder may resell under this prospectus; and

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding.

     The following table shows the names of principle stockholders and the shares of common stock beneficially owned by each stockholder before offering under this prospectus.


                                                                                             Shares (or
                                                                                           Percentage) to
                                    Shares of Common Stock                                 be Owned After
                                   Beneficially Owned Before                               the Completion
 Name                           Offering Under this Prospectus     Shares to be Offered    of the Offering
----------------                              (1)                 ----------------------  ----------------
                               ---------------------------------

ABN Amro Bank                       462,000 (2)                          462,000                  0
AJ Reynolds                         150,000 (2)                          150,000                  0
Albert Sapiane                      300,000 (2)                          300,000                  0
American Stock Transfer &             6,032 (2)                            6,032                  0
Trust Co./ George Karfunkle
Anthony & Valerie Gentile             3,016 (2)                            3,016                  0
Anthony Taylor                      150,000 (2)                          150,000                  0
Arthur Rauch                          1,508 (2)                            1,508                  0
Aton Ventures                       459,958 (2)                          459,958                  0
BD Hedley                           150,000 (2)                          150,000                  0
Bank Von Graffenreid                400,000 (2)                          400,000                  0
Barry McDonald                      150,000 (2)                          150,000                  0
Bermudiana Holdings                 150,000 (2)                          150,000                  0
Brent Zanini                          3,016 (2)                            3,016                  0
Brian Burns                           6,032 (2)                            6,032                  0
Bruce Macnaughton Trust               6,032 (2)                            6,032                  0
Bruce Meyers                      1,088,104 (2)                        1,088,104                  0
Burt C. Faure                         1,508 (2)                            1,508                  0
C.L.F.S., Ltd.                        1,508 (2)                            1,508                  0
Carol N. Wyett                          888 (2)                              888                  0
CET Flexitech                       150,000 (2)                          150,000                  0
Chameleon Karma                     150,000 (2)                          150,000                  0
Charles Potter                        1,508 (2)                            1,508                  0
Chesthill Associated              2,942,856 (3)                        2,942,856                  0
Christopher Evans                   150,000 (2)                          150,000                  0
Christopher Wyett                       888 (2)                              888                  0
D & S Neilsen                       300,000 (2)                          300,000                  0
David Baron                           3,016 (2)                            3,016                  0
David Burr                            3,016 (2)                            3,016                  0
David Kershaw                       150,000 (2)                           75,000                  0
Dean Gestal                           1,810 (2)                            1,810                  0
Delaware Charter Guarantee &
Trust F/B/O Stillman, Andy IRA        6,032 (2)                            6,032                  0
Delaware Charter Guarantee &
Trust F/B/O Dean Gestel               4,222 (2)                            4,222                  0
Delaware Charter Guarantee &
Trust F/B/O Barry Yeske               1,508 (2)                            1,508                  0
Denis Nayden                          6,032 (2)                            6,032                  0
Douglas & Beverly Furring             1,508 (2)                            1,508                  0
Douglas Colbert                       1,508 (2)                            1,508                  0
Douglas Friedenberg                   1,508 (2)                            1,508                  0
Edward Burkhardt                      6,032 (2)                            6,032                  0
Elliot Lang                           6,032 (2)                            6,032                  0
Enid Jones                          150,000 (2)                           75,000                  0
Eugene Applebaum                        888 (2)                              888                  0
FIT Invest Trust                    160,000 (2)                           80,000                  0
Frederick E. Von Stange                 604 (2)                              604                  0
Frederick J. Bailey                   4,524 (2)                            4,524                  0
Gary Duncan                           3,016 (2)                            3,016                  0
George Jordan (Dr.)                   3,016 (2)                            3,016                  0
Gerald Holmes                         6,032 (2)                            6,032                  0
Global Tech Holdings              5,700,000 (2)                        5,700,000                  0
Graham Leeke                        150,000 (2)                          150,000                  0
Harlan Smith                          1,508 (2)                            1,508                  0
Horacio Gomez/Jose Hasbun           150,000 (2)                          150,000                  0
Herbert Lerman                        3,016 (2)                            3,016                  0
Horacio Gomez/Miguel Garcia         150,000 (2)                          150,000                  0
IE Properties                       150,000 (2)                          150,000                  0
Imtiaz Raana Khan                   200,000 (2)                          200,000                  0
Itzchak Bieterman                   150,000 (2)                          150,000                  0
James P. Gierczyk                     1,508 (2)                            1,508                  0
James T. Guida                        6,032 (2)                            6,032                  0
Jeffrey Orenstein                   305,864 (2)                          305,864                  0
Jerry Peterson                        3,016 (2)                            3,016                  0
John Acierno JR.                      3,016 (2)                            3,016                  0
John Friede                           3,016 (2)                            3,016                  0
John Gimbel                           6,032 (2)                            6,032                  0
Joseph Giamanco                       9,050 (2)                            9,050                  0
Joyce Nelson                          4,524 (2)                            4,524                  0
Lea Adar                              3,016 (2)                            3,016                  0
Lebanon Valley Auto Racing            3,016 (2)                            3,016                  0
Lee Vosburgh                          1,508 (2)                            1,508                  0
Lisa S. Applebaum                       888 (2)                              888                  0
Louis Phillip Privitere               3,016 (2)                            3,016                  0
MA Schrimpton                       150,000 (2)                          150,000                  0
Mark & Amy Schlosser                  1,508 (2)                            1,508                  0
Mark P. Greenstein                    1,508 (2)                            1,508                  0
Mark Smith                          150,000 (2)                          150,000                  0
Marsha Rosenberg                     50,000 (2)                           50,000                  0
Martin Cooper                         3,016 (2)                            3,016                  0
Mauro Falschi                       150,000 (2)                          150,000                  0
Melvyn I. Weiss                       6,032 (2)                            6,032                  0
Janssen Meyers Securities             6,350 (2)                            6,350                  0
Corp.
Metcalf Properties                   60,000 (2)                           60,000                  0
Michael Bates                         3,016 (2)                            3,016                  0
Michel Marcel Ciceron               300,000 (2)                          300,000                  0
Nathan E. Nachlas                     1,508 (2)                            1,508                  0
Novak Burnbaum Crystal LLP           20,408 (2)                           20,408                  0
Oflam Enterprises                   285,714 (2)                          285,714                  0
Omnitek, Inc                          6,032 (2)                            6,032                  0
Pamela A. Wyett                         888 (2)                              888                  0
Pascal Doran                        150,000 (2)                          150,000                  0
Phillip Rosett (Dr.)                  1,508 (2)                            1,508                  0
PK Wood                             600,000 (2)                          600,000                  0
Randalea Investments, Inc             6,032 (2)                            6,032                  0
Rayek Saleh                         150,000 (2)                          150,000                  0
Richard Davimos Trust                 3,016 (2)                            3,016                  0
Richard Haughwout                     6,032 (2)                            6,032                  0
Ridgewood Group
International Ltd.                   20,408 (2)                           20,408                  0
Roan Capital Partners L.P.          242,698 (2)                          242,698                  0
Roan/Meyers Associates L.P.       1,803,114 (5)                        1,738,114                  0
Robert Baucers                        3,016 (2)                            3,016                  0
Robert & Linda Schmier                1,508 (2)                            1,508                  0
Robert B. Gay                         3,016 (2)                            3,016                  0
Robert Eramo                          1,508 (2)                            1,508                  0
Robert Grossman                         566 (2)                              566                  0
Robert Johnson                        6,032 (2)                            6,032                  0
Robert Maxon                          3,016 (2)                            3,016                  0
Roberts Davimos                       3,016 (2)                            3,016                  0
Roger Figden                        150,000 (2)                          150,000                  0
Ross H. Patrich                         296 (2)                              296                  0
RT Collett                          150,000 (2)                          150,000                  0
Rush & Co.                          120,000 (2)                          120,000                  0
S & P Hanley                        150,000 (2)                          150,000                  0
Sefton Hanley                       150,000 (2)                          150,000                  0
Shuhaiber Hamdan                    150,000 (2)                          150,000                  0
Simon Walker                        150,000 (2)                          150,000                  0
Steve Harington                     150,000 (2)                          150,000                  0
Stockgain Asset Management          300,000 (2)                          300,000                  0
Sylvia Potter                         1,508 (2)                            1,508                  0
Techmarkers Manchester Ltd.         150,000 (2)                          150,000                  0
Thames Investment Services,
Inc                                   3,016 (2)                            3,016                  0
Tim Doran                           305,864 (2)                          305,864                  0
Todd A. Wyett                         1,300 (2)                            1,300                  0
Umberto Fadini                      150,000 (2)                          150,000                  0
Union Cathay Dev.                 2,850,000 (2)                        2,850,000                  0
Vincent Puma                        755,864 (2)                                                   0
William Kolb Jr.                      6,032 (2)                            6,032                  0
William Rouhana Jr.                   1,206 (2)                            1,206                  0

Total                            24,608,736                           24,608,736                  0
                                 ==========                           ==========                  =

1. Assume that sale of all shares selling stockholders may sell under this prospectus, and also assume that warrant holders exercise their warrants for shares of common stock.

2. Half are shares of common stock issuable upon exercise of immediately exercisable warrants. One share and one warrant is purchased as a unit by the shareholders under the private placement subscription.

3. Consists of 1,514,285 shares of common stock issuable upon exercise of immediately exercisable warrants.

4. Consists of 208,849 shares of common stock issuable upon exercise of immediately exercisable warrants.

5. Consists of 934,057 shares of common stock issuable upon exercise of immediately exercisable warrants.

     The selling stockholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock (with exception to Janssen Meyers Securities Corp.). Warrants were granted to Janssen Meyers Securities Corp. for services rendered by it as Company's underwriter. We may amend or supplement this prospectus from time to time to update the disclosure.

                              PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of common shares by selling stockholders. Selling stockholders may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods.

     We will receive proceeds of the exercise of warrants held by selling stockholders that pay the exercise price in cash. These proceeds will be used by the Company for the purposes as described in "Use of Proceeds."


                                  LEGAL MATTERS

     The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022. No attorney at Schulte Roth & Zabel LLP beneficially owns any shares of our common stock.


                                     EXPERTS

     Our audited financial statements as of June 30, 1999 and 2000, and for each of the three years in the period ended June 30, 1998, 1999 and 2000, and unaudited financial statements as of September 30, 2000 have been included in this prospectus and in the Registration Statement filed with the Securities and Exchange Commission in reliance upon the report of Robison, Hill & Co., independent certified public accountants, upon its authority as experts in accounting and auditing. Robison, Hill & Co.'s report on the financial statements can be found at the end of this prospectus and in the Registration Statement.


            (The Remainder of This Page Is Intentionally Left Blank)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS



                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Nevada Revised Statutes authorizes Nevada corporations to indemnify any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprises, against expenses in actions, suits or proceedings whether civil, criminal, administrative or investigative e, as such expenses were incurred in connection with such a proceeding, including any appeal thereof, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his conduct was unlawful.

     The Nevada law imposed certain limitations on indemnification and advancement of expenses. Authorization is required for discretionary indemnification in certain circumstances. Either the board of director or shareholders may determine whether such indemnification and advancement of expenses can be made, except such indemnification and advancement is ordered by a court or pursuant to the articles of incorporation, the bylaws or an indemnification agreement between the corporation and directors or officers.

     The indemnification authorized under Nevada law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Under Nevada law, the articles of incorporation, bylaws or an agreement may provide that the corporation must pay indemnification and advancement of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

     The Articles of Incorporation, in accordance with Nevada law, limit the personal liability of directors or officers of the CathayOnline for breaches of fiduciary duty other than for acts or omissions which involve intentional misconduct, fraud or knowing violations of law and for distribution of dividends in violation of Nevada law. As a result, stockholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

     Neither the Articles nor By-laws of CathayOnline currently provides for the mandatory advancement of expenses of directors and officers. We have not signed any indemnification agreement with any director or officers. Currently, we are contemplating such agreements and are seeking director and officer's insurance coverage.

                     RECENT SALES OF UNREGISTERED SECURITIES

     During the fiscal year ended June 30, 2000, the Company issued 2,500,000 shares pursuant to Regulation S under the Securities Act of 1993, as amended (the "Securities Act"). The shares were issued for the acquisition of TorchMail at $0.53 per share.

     During the fiscal year ended June 30, 2000, the Company issued 2,500,000 shares pursuant to Regulation S under the Securities Act. The shares were issued for cash and at $0.375 per share.

     During the fiscal year ended June 30, 2000, the Company issued 213,793 shares pursuant to Regulation S under the Securities Act. The shares were issued for a cashless exercise of warrants at $0.35 per share.

     During the fiscal year ended June 30, 2000, the Company issued 100,000 shares pursuant to Regulation S under the Securities Act. The shares were issued for cash on the exercise of warrants at $0.35 per share.

     During the fiscal year ended June 30, 2000, the Company issued 250,000 shares pursuant to Rule 701 under the Securities Act of 1933, as amended. The shares were issued for the acquisition and merger of Lazzara Financial Asset Recovery Inc. at $1.38 per share.

     In March and April 2000, the Company issued 775,000 shares of common stock, valued at $1.38, as part of the purchase price for a controlling interest in CMD Capital Limited, a Hong Kong enterprise. The transaction was a private placement and exempt from registration pursuant to Rule 701 under the Securities Act of 1933, as amended.

     In April, 2000, the Company completed a private placement of 9,751,470 Units at $.70 per Unit, consisting of one share of common stock and one redeemable common stock purchase warrants. The transaction was a private placement and exempt from registration pursuant to Regulation S under the Securities Act of 1933, as amended.

     During the fiscal year ended June 30, 2000, the Company issued 1,136,301 shares pursuant to Regulation S, Rule 701 and Rule 144 promulgated by the United States Securities and Exchange Commission. The shares were issued for services at the market value of the shares at prices from $0.38 to $1.75 per shares.

     During the three months ended September 30, 2000, the Company issued 150,000 shares at $0.40 each pursuant to Regulation S under the Securities Act of 1993, as amended (the "Securities Act"). The shares were issued for the acquisition of an additional interest in a Sino Foreign joint venture held by the Company's wholly owned subsidiary Torchmail.com Inc.

     During the three months ended September 30, 2000, the Company issued 1,455,000 shares pursuant to Regulation S, Rule 701 and Rule 144 promulgated by the United States Securities and Exchange Commission. The shares were issued for services at the market value of the shares at prices from $0.40 to $0.50 per shares.

     During the three months ended September 30, 2000 the Company granted warrants for the acquisition of up to 150,000 shares at $1.00 each up to May 1, 2003, 2,500,000 shares at $0.40 each up to September 1, 2002 and 500,000 shares at $0.25 each up to September 1, 2003.


                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission annual, quarterly and special reports, proxy statements, and a Registration Statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, relating to the common stock we are offering. This prospectus does not contain all the information that is in the Registration Statement. Portions of the Registration Statement have been omitted as allowed by the rules and regulations of the Securities and Exchange Commission. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the Registration Statement.

     For further information regarding our company and our common stock, please see the Registration Statement and its exhibits and schedules. You may examine the Registration Statement free of charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of the Registration Statement may also be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. In addition, the Registration Statement and other public filings can be obtained from the Commission's Web site at http://www.sec.gov. We intend to furnish our stockholders written annual reports containing audited financial statements certified by an independent public accounting firm.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on November , 2000.

                                                    CATHAYONLINE INC.
                                               -----------------------------
                                                      (Registrant)

                                                /s/ Brian W. Ransom, Chairman
                                               -------------------------------
                                                 By (Signature and Title)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature              Title                             Date



/s/ Brian W. Ransom        Chairman of the Board,      November 22, 2000
                           President and Chief
                           Executive Officer

/s/ Glenn R. Ohlhauser     Chief Financial Officer     November 22, 2000

/s/ Peter S. Lau           Director                    November 22, 2000

/s/ Owen L. Li             Director                    November 22, 2000

/s/ Kenneth M. Levy        Director                    November 22, 2000

                          INDEX TO FINANCIAL STATEMENTS


                                                                           Page

Independent Auditor's Report...............................................F - 1

Consolidated Balance Sheets
September 30, 2000, (Unaudited),June 30, 2000 and June 30, 1999............F - 2

Consolidated Statements of Operations for the
Three months ended September 30, 2000 and 1999 (Unaudited) and for the years ended June 30, 2000, 1999 and 1998...........................F - 4

Consolidated Statement of Stockholders' Equity
Since September 20, 1995 (Inception) to September 30, 2000.................F - 6

Consolidated Statements of Cash Flows for the
Three months ended September 30, 2000 and 1999 (Unaudited) and
For the year ended June 30, 2000, 1999 and 1999............................F - 8

Notes to Consolidated Financial Statements...............................,F - 11

                          INDEPENDENT AUDITOR'S REPORT


CATHAYONLINE, INC. AND SUBSIDIARIES
(A Development Stage Company)


     We have audited the accompanying consolidated balance sheets of CathayOnline, Inc. and subsidiaries (a development stage company) as of June 30, 2000 and 1999, and the related consolidated statements of operations, and cash flows for the three years ended June 30, 2000, 1999 and 1998, and the consolidated statement of stockholders' equity since September 20, 1995 (inception) to June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CathayOnline, Inc. and subsidiaries (a development stage company) as of June 30, 2000 and 1999, and the results of its operations and its cash flows for the three years ended June 30, 2000, 1999 and 1998, in conformity with generally accepted accounting principles.

                                                    Respectfully submitted


                                                    /s/ Robison, Hill & Co.
                                                    ----------------------------
                                                    Certified Public Accountants

Salt Lake City, Utah
September 27, 2000

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                                 BALANCE SHEETS
                                    .........

                                         Unaudited
                                       September 30,    June 30,      June 30,
                                            2000           2000          1999
                                        ------------   ------------   ---------
ASSETS
Current Assets:
   Cash & Cash Equivalents ...........  $    140,480   $    786,290   $ 164,982
   Restricted Cash ...................        82,497         82,497       6,920
   Accounts receivable ...............       156,188           --          --
   Advances ..........................       415,608         22,122        --
   Prepaid expenses & Deposits .......       167,841        325,387        --
                                        ------------   ------------   ---------

     Total Current Assets ............       962,614      1,216,296     171,902
                                        ------------   ------------   ---------

Fixed Assets:
   Office Equipment ..................       155,670        133,753       3,680
   Computer Equipment ................     1,383,438      1,381,304        --
   Furniture & Fixtures ..............       156,425        168,563        --
   Leasehold Improvements ............       268,246        229,925        --
                                        ------------   ------------   ---------
                                           1,963,779      1,913,545       3,680
Less Accumulated Depreciation ........      (418,099)      (321,126)        (64)
                                        ------------   ------------   ---------

     Net Fixed Assets ................     1,545,680      1,592,419       3,616
                                        ------------   ------------   ---------

Other Assets:
   Intangible Assets .................       144,943         84,962        --
   Condominium .......................       230,476        230,476        --
   Available-for-sale Investments ....    10,500,000      7,000,000        --
   Investments in Subsidiaries .......          --             --       204,546
                                        ------------   ------------   ---------

     Total Other Assets ..............    10,875,419      7,315,438     204,546
                                        ------------   ------------   ---------

Total Assets: ........................  $ 13,383,713   $ 10,124,153   $ 380,064
                                        ============   ============   =========

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                                 BALANCE SHEETS
                                   (Continued)


                                           Unaudited
                                          September 30,      June 30,        June 30,
                                               2000           2000            1999
                                           ------------    ------------    ------------
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts Payable & Accrued Expenses .   $  1,618,435    $  1,156,390    $     79,726
   Loans Payable .......................        465,000            --              --
                                           ------------    ------------    ------------

     Total Liabilities .................      2,083,435       1,156,390          79,726
                                           ------------    ------------    ------------

Stockholders' Equity:
   Common Stock, Par value $.001
      Authorized 50,000,000 shares,
      Issued 30,584,201, 28,979,201, and
      11,752,700 shares ................         30,584          28,979          11,753
   Paid-In Capital .....................     11,995,332      11,337,437       1,043,373
   Stock Subscribed Receivable .........       (408,750)       (408,750)       (429,250)
   Accumulated Unrealized Gains/Losses
      On Investments ...................      3,500,000            --              --
  Deficit Accumulated During the
    Development Stage ..................     (3,816,888)     (1,989,903)       (325,538)
                                           ------------    ------------    ------------

     Total Stockholders' Equity ........     11,300,278       8,967,763         300,338
                                           ------------    ------------    ------------


     Total Liabilities and
       Stockholders' Equity ............   $ 13,383,713    $ 10,124,153    $    380,064
                                           ============    ============    ============


   The accompanying notes are an integral part of these financial statements.

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                                                                                   Cumulative
                                                                                                     since
                                                                                                   inception
                                                                                                       of
                                       Unaudited                                                   development
                           Three months ended September 30,        Years ended June 30
                                   ------------------------   ----------------------------------
                                      2000         1999         2000         1999       1998         stage
                                   -----------   ----------   ----------   ----------   --------   -----------
Revenues: .......................  $   156,188   $     --           --         --           --     $   156,188

Cost of revenues ................       28,413                                                          28,413
                                   -----------   ----------   ----------   ----------   --------   -----------
Gross margin ....................      127,775         --           --         --           --         127,775
Expenses:
   General & Administrative .....    1,952,156      101,773    4,876,905      322,038      2,353     7,154,599
                                   -----------   ----------   ----------   ----------   --------   -----------

     Net Operating Loss .........   (1,824,381)    (101,773)  (4,876,905)    (322,038)    (2,353)   (7,026,824)
                                   -----------   ----------   ----------   ----------   --------   -----------

Other Income (Expense)
   Interest, Net ................       (2,604)        --         (1,791)        --         --          (4,395)
   Gain on Sale of Assets .......         --           --      5,238,394         --         --       5,238,394
   Loss on Abandonment of Assets          --           --        (94,063)        --         --         (94,063)
   Loss on Write Down of Goodwill         --     (1,325,000)  (1,930,000)        --         --      (1,930,000)
                                   -----------   ----------   ----------   ----------   --------   -----------


     Net Other Income (Expense) .       (2,604)  (1,325,000)   3,212,540         --         --       3,209,936
                                   -----------   ----------   ----------   ----------   --------   -----------

     Net Loss Before Taxes ......   (1,826,985)  (1,426,773)  (1,664,365)    (322,038)    (2,353)   (3,816,888)
Income Taxes ....................         --           --           --           --         --            --

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
                                   (continued)


                                                                                              Cumulative
                                                                                                 since
                                                                                               inception
                                                                                                   of
                                   Unaudited                                                    development
                         Three months ended September 30,        Years ended June 30,
                                ------------------------    ---------------------------------
                                    2000          1999         2000          1999      1998       stage
                                -----------   ----------    -----------   ---------   -------

     Net Loss ................  $(1,826,985)  $(1,426,773)  $(1,664,365)  $(322,038)  $(2,353)  $(3,816,888)
                                ===========   ===========   ===========   =========   =======   ===========

Basic & Diluted loss per share  $     (0.06)  $     (0.10)  $     (0.08)  $   (0.06)  $  --
                                ===========   ===========   ===========   =========   =======




    The accompanying notes are an integral part of these financial statements

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
           SINCE SEPTEMBER 20, 1995 (INCEPTION) TO SEPTEMBER 30, 2000

                                                                                            Accumulated           Deficit
                                                                                            Unrealized           Accumulated
                                                                                           Gains (Loss)            During
                                                                                   Stock         on       Compre- Development
                                                      Common Stock     Paid-In   Subscribed              hensive
                                                   Shares   Par Value  Capital   Receivable  Investments Income   Stage
                                                 ---------   -------    -------    --------   ------   ------    -------
 Issuance of Stock at  formation to
incorporators for services rendered ..........       9,999   $   200   $   --           --    $  --       --     $  --
Sale of common stock .........................      15,000     3,000       --           --       --       --        --
Effect of 44 for 1 stock split                   1,074,957    (2,100)     2,100         --       --       --        --
Net Loss for the period
                                                      --        --         --           --       --       --        (507)
                                                 ---------   -------    -------    --------   ------   ------    -------
Balances at June 30, 1996 ....................   1,099,956     1,100      2,100         --       --       --        (507)
Net loss for the year ........................        --        --         --           --       --       --        (640)
                                                 ---------   -------    -------    --------   ------   ------    -------
Balance at June 30, 1997 .....................   1,099,956     1,100      2,100         --       --       --      (1,147)
January 5, 1998 Issuance of Stock
   for services and payment of
   accounts payable                              1,539,912     1,540     (1,240)        --       --       --        --
Net Loss for the year ........................        --        --         --           --       --       --      (2,353)
                                                 ---------   -------    -------    --------   ------   ------    -------

Balance at June 30, 1998 .....................   2,639,868     2,640        860         --       --       --      (3,500)

Cancellation of Officer Shares ...............  (1,539,912)   (1,540)     1,540         --       --       --        --
Retroactive adjustment for 2.273
   to 1 stock split August 27, 1998 ..........   1,400,244     1,400     (1,400)        --       --       --        --
                                                 ---------   -------    -------    --------   ------   ------    -------
Restated balance June 30, 1998 ...............   2,500,200     2,500      1,000         --       --       --      (3,500)

Issuance of stock for cash ...................   5,785,000     5,785     52,065         --       --       --        --

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
           SINCE SEPTEMBER 20, 1995 (INCEPTION) TO SEPTEMBER 30, 2000
                                   (continued)


                                                                                                    Accumulated              Deficit
                                                                                                     Unrealized          Accumulated
                                                                                            Stock    Gains (Loss)             During
                                                              Common Stock      Paid-In   Subscribed     on    Comprehensive    on
                                                           Shares     Par Value Capital   Receivable  Investments   Income     Stage
                                                          ----------   ------   ----------   -------   -------   -------   --------
Capital contributed by shareholder ......................       --       --          2,526      --        --        --          --
Issuance of stock for payment of accounts payable .......    202,500      203         (203)     --        --        --          --
Issuance of stock for payment of accounts payable .......    475,000      475      118,275      --        --        --          --
Issuance of Stock for cash ..............................    700,000      700      349,300      --        --        --          --
Issuance of  Stock for cash .............................  2,090,000    2,090      520,410  (429,250)     --        --          --
Net Loss ................................................       --       --           --        --        --        --     (322,038)
                                                          ----------   ------   ----------   -------   -------   -------   --------
Balance at June 30, 1999 ................................ 11,752,700   11,753    1,043,373  (429,250)     --        --     (325,538)
Issuance of Stock to acquire Torchmail.com Ltd. .........  2,500,000    2,500    1,322,500      --        --        --          --
Issuance of Stock to acquire  Lazzara  Financial  Asset .    250,000      250      344,750      --        --        --          --
  Issuance of Stock to acquire CMD Capital Ltd. .........    775,000      775    1,068,725      --        --        --          --
Issuance of Stock for cash ..............................  2,500,000    2,500      935,000  (408,750)     --        --          --
  Issuance  of  Stock  for  cash,  net of  issue  costs .  9,751,407    9,752    5,454,637      --        --        --          --
Issuance of Stock on cashless exercise of warrant .......    213,793      213       74,786      --        --        --          --
Issuance of Stock on exercise of warrants ...............    100,000      100       34,900      --        --        --          --
Issuance of Stock for services ..........................  1,136,301    1,136    1,058,766      --        --        --          --
Collection of Stock subscribed receivable ...............       --       --           --     429,250      --        --          --
Net Loss for the year ...................................       --       --           --        --        --        --   (1,664,365)
                                                          ----------   ------   ----------   -------   -------   -------   --------
Balance at June 30, 2000 ................................ 28,979,201  $28,979 $ 11,337,437  $(408,750)    --        --  $(1,989,903)
   Issue of stock for services ..........................  1,455,000    1,455      598,045      --        --        --          --
   Issue of Stock to acquire Torchnet ...................    150,000      150       59,850      --        --        --          --
Unrealized gain on investments ..........................       --       --           --        --   3,500,000 3,500,000        --
   Net loss for the period ..............................       --       --           --        --           (1,826,985) (1,826,985)
                                                          ----------   ------   ----------   -------   -------   -------   --------
Comprehensive IncomeSeptember 30, 2000 (Unaudited) ......       --       --           --        --        -- $1,673,015         --
                                                                                                             ===========

Balance at September 30, 2000 (Unaudited) ............... $30,584,201 $30,584   11,995,332  $(408,750) $3,500,000       $(3,816,888)
                                                          =========== =======   ==========  =========  ==========       ===========

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                                                           Cumulative
                                                                                                             Since
                                                                                                           Inception
                                                                                                              of
                                          Three months ended September                                     development
                                                          30,                   Years ended June 30,          stage
                                               ------------------------  ------------------------------
                                                  2000         1999        2000          1999     1998
                                               -----------  -----------  ----------   --------   ------

CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss ....................................  (1,826,985)  (1,426,773)  (1,664,365)  (322,038)  (2,353)  $(3,816,888)
Adjustments to reconcile net loss to net cash
 used in operating activities:
   Depreciation and amortization ............      96,973          395      321,062         64    2,053       421,299
   Issuance of common stock for expenses ....     599,500       60,000    1,114,339    140,350      300     1,854,489
   Gain on Sale of Assets ...................        --           --     (5,238,394)      --       --      (5,238,394)
   Loss on Abandonment of Assets ............        --           --         94,063       --       --          94,063
   Loss on Write Down of Goodwill ...........        --      1,325,000    1,930,000       --       --       1,930,000
Change in operating assets and liabilities:
   Restricted cash ..........................        --           --        (75,577)    (6,920)    --         (82,497)
   Accounts receivable ......................    (156,188)        --       (156,188)
   Advances .................................    (393,486)      (2,500)     (22,122)      --       --        (415,608)
   Prepaid Expenses & Deposits ..............     157,546      (79,666)    (325,387)      --       --        (167,841)
   Accounts Payable & Accrued Expense .......     462,064       14,414    1,062,844     79,726     --       1,601,634
                                               ----------    ---------   ----------   --------   ------   -----------

Net Cash Used in Operating Activities .......  (1,060,576)    (109,130)  (2,803,537)  (108,818)    --      (3,975,931)
                                               ----------    ---------   ----------   --------   ------   -----------

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                                   (continued)


                                                                                               Cumulative
                                                                                                 Since
                                                                                               inception
                                           Unaudited                                               of
                                  Three months ended September       Years ended June 30,      development
                                                   30,
                                            ------------------   ---------------------------- ---------------
                                             2000       1999         2000       1999     1998    stage
                                            -------   --------   ----------   --------   ----  ----------
CASH FLOWS FROM INVESTING
ACTIVITIES:
   Purchase of Equipment ................   (50,234)     (8451)  (2,234,584)    (3,680)  --    (2,288,498)
   Purchase of Intangible Assets ........      --         --        (60,400)      --     --       (60,400)
   Cash Payments for CMD ................      --         --       (692,106)      --     --      (692,106)
   Cash Payment for Goodwill ............      --         --       (250,000)      --     --      (250,000)
   Investment in Subsidiaries ...........      --     (433,441)     204,546   (204,546)  --          --
                                            -------   --------   ----------   --------   ----  ----------

Net Cash Used in Investing Activities ...   (50,234)  (441,892)  (3,032,544)  (208,226)  --    (3,291,004)
                                            -------   --------   ----------   --------   ----  ----------

ACTIVITIES:
Proceeds from issuance of common stock ..      --      468,750    6,457,389    479,500   --     6,939,889
Stock subscribed receivable .............      --      194,875         --         --     --          --
Capital contributed by shareholder ......      --         --           --        2,526   --         2,526
Loans payable ...........................   465,000       --        465,000
                                            -------    -------   ----------   --------   ----  ----------
Net Cash Provided by Financing Activities   465,000    663,625    6,457,389    482,026   --     7,407,122
                                            -------    -------   ----------   --------   ----  ----------

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                                   (continued)


Net (Decrease) Increase in Cash and Cash ..........   (645,810)     112,603     621,308   164,982      --       140,480
   Equivalents
Cash and Cash Equivalents at Beginning of .........    786,290      164,982     164,982      --        --        --
   Period
                                                     ---------   ----------  ----------  ----------  ------   ---------
Cash and Cash Equivalents at End of ...............  $ 140,480   $  277,585  $  786,290  $164,982    $ --     $ 140,480
    Period                                           =========   ==========  ==========  ==========  ======   =========


SUPPLEMENTAL  DISCLOSURE  OF CASH FLOW  INFORMATION
Cash paid during the period
for:
   Interest                                          $   1,680   $     --    $   26,348  $   --      $ --     $  28,028
   Income Taxes                                      $    --     $     --    $     --    $   --      $ --     $   --
SUPPLEMENTAL DISCLOSURE OF NON-
Common stock issued for Intangible Assets .........  $  60,000   $     --    $   20,562  $   --      $ --     $   80,562
Common stock issued for Subsidiaries ..............  $    --     $1,322,000  $2,739,500  $   --      $ --     $2,739,500
   Subsidiaries



   The accompanying notes are an integral part of these financial statements.
                                      F-10

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 2000, AND 1999
                (References to September 30, 2000 are Unaudited)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of accounting policies for CathayOnline Inc (formerly Kyocera Management, Ltd.) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly CathayOnline Inc.'s (the "Company") financial position at September 30, 2000, the results of operations and cash flows for the three months ended September 30, 2000. The results for the period ended September 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year ending June 30, 2001.

Organization and Basis of Presentation

     The Company was incorporated under the laws of the State of Nevada on September 20, 1995 using the name of Kyocera Management, Ltd. The name was changed to CathayOnline, Inc. on April 14, 1999. The Company ceased all operating activities during the period from September 20, 1995 to January 6,1998 and was considered dormant. On January 6, 1998, the Company obtained a Certificate of renewal from the State of Nevada. The Company as of June 30, 2000 and September 30, 2000 is in the development stage, and has not commenced planned principal operations.

Principles of Consolidation

     The consolidated financial statements for June 30, 2000 and the three months ended September 30, 2000 include the accounts of CathayOnline, Inc. and the following wholly owned subsidiaries:

*        CathayOnline Technologies (Hong Kong) Ltd, a Hong Kong corporation
*        CathayOnline (BVI) Ltd, a British Virgin Islands corporation
*        Torchmail.com Inc, a Turks & Caicos, BWI corporation
* Sichuan CathayOnline Technologies Co. Ltd, a wholly owned foreign enterprise corporation, PRC
*        CathayOnline, Inc, a Canadian Corporation
*        China Lottery (Hong Kong) Limited, a Hong Kong corporation
* Beijing CathayOnline Technologies Co. Ltd, a wholly owned foreign enterprise, PRC

Nature of Business

     Through its subsidiary companies and exclusive partnership and joint venture arrangements with certain Chinese entities, the Company will be an Internet Service Provider and provides web based email and advanced messaging services for the Chinese speaking markets, principally in the areas of Sichuan province, Beijing and Guangdong. During the year the Company has incurred expenditures to build its required infrastructure and to complete various strategic cooperation agreements for access to operating licenses and customer base.

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------

     During the year ended June 30, 2000, through its wholly owned subsidiary CathayOnline Technologies (Hong Kong) Ltd, the company acquired and operated ten online lottery kiosks in Guangzhou, China. The kiosk and lottery operations were to be transferred to China Lottery (Hong Kong) Limited (China Lottery) and the Company had entered into an agreement to sell China Lottery to an unrelated third party for $150,000. The sale was not completed and the Company abandoned the lottery operations and during the year ended June 30, 2000, wrote off the cost of the kiosks.

Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Marketable Securities

     The Company's securities investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in earnings. Securities investment that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost in investment and other assets. Securities investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale-securities are recorded at fair value as investments and other assets on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income.

Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Foreign Currency

     The Companies functional currencies include U.S. Dollars, Canadian Dollars and Chinese Renminbi. All balance sheet accounts of foreign operations are translated into U.S. dollars at the year-end rate of exchange and statement of operations items are translated at the weighted average exchange rates for the year. The resulting translation adjustments are made directly to a separate component of the stockholders' equity. Certain foreign activities are considered to be an extension of the U.S. operations, and the gain or loss resulting from re-measuring these transactions into U.S. dollars is included in income. Gains or losses from other foreign

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------

currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the Statements of Operations.

Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on a straight-line basis as follows:

         Office Equipment            3-5 years
         Computer Equipment          3-5 years
         Furniture & Fixtures        5-7 years
         Leasehold Improvements      7-10 years

     Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of income or loss.

     Expenditures for maintenance and repairs are charged to expense as incurred. Major overhauls and betterments are capitalized and depreciated over their useful lives.

       Intangible assets are amortized over useful life of 5 to 10 years.

     The Company has adopted the Financial Accounting Standards Board SFAS No., 121, "Accounting for the Impairment of Long-lived Assets." SFAS No. 121 addresses the accounting for (i) impairment of long-lived assets, certain identified intangibles and goodwill related to assets to be held and used, and
(ii) long-live lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the used of the asset and its eventual disposition (un-discounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------

Reclassifications

     Certain reclassifications have been made in the 1999 financial statements to conform with the 2000 presentation.

Loss per Share

     The reconciliation's of the numerators and denominators of the basic loss per share computations are as follows:

                                                         Per-Share
                                Income       Shares      Amount
                                ------       ------      ------
                              (Numerator) (Denominator)

                               For the year ended June 30, 1998
Basic Loss per Share
Loss to common shareholders  $     (2,353)   2,500,200 $     --
                             ============ ============ ==========

                               For the year ended June 30, 1999
Basic loss per share
Loss to common shareholders  $   (322,038)   5,748,248 $    (0.06)
                             ============ ============ ==========

                               For the year ended June 30, 2000
Basic Loss per Share
Loss to common shareholders  $ (1,664,365)  20,176,167 $    (0.08)
                             ============ ============ ==========

                           For the three months ended September 30, 2000
                                        (Unaudited)

Basic Loss per Share
Loss to common shareholders  $ (1,826,985)  30,070,451 $    (0.06)
                             ============ ============ ==========


                           For the three months ended September 30, 1999
                                         (Unaudited)
Basic Loss per Share
Loss to common shareholders  $ (1,426,773)   14,473,04 $    (0.10)
                             ============ ============ ==========

     The effect of outstanding common stock equivalents would be anti-dilutive for each of the above periods and are thus not considered.

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------

Concentration of Credit Risk

     The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

NOTE 2 - INVESTMENT IN MARKETABLE EQUITY SECURITIES

     The Company's investments in marketable equity securities are held for an indefinite period of time and are thus classified as available-for-sale-securities. Unrealized holding gains on such securities are added to stockholders' equity. The Company's acquired $7,000,000 in marketable equity securities on June 30, 2000. As of September 30, 2000, based on the closing price of these securities, there was an unrealized gain of $3,500,000. Subsequent to September 30, 2000, the market price of these securities has declined.

NOTE 3 - ACQUISITION OF SUBSIDIARIES

     On July 2, 1999 the Company completed an Acquisition (the "Acquisition") in which it acquired 100% of the issued and outstanding capital stock of TorchMail.com Inc., a Turks & Caicos, BWI corporation in exchange for $10,000 and 2,500,000 shares of the Company's $.001 par value common stock, valued at $0.53 per share comprising approximately 15% of the Company's issued and outstanding common stock after giving effect to the Acquisition. Further, upon the resale of 360,000 Seats (defined as a mailbox created within a Customer Account for use of the Services by a User) the Company will issue an additional 2,500,000 shares, upon the resale of 500,000 Seats the Company will issue
1,250,000 shares and upon the resale of 750,000 Seats the Company will issue 1,250,000 shares. The transaction has been accounted for as a purchase. As at the date of acquisition, Torchmail had not yet commenced operations and had no assets or liabilities except for an email reseller agreement. The excess purchase price paid of $1,335,000 over the net tangible assets acquired was recorded as goodwill and has been written off. Ownership of Torchmail is held through the Company's wholly owned subsidiary CathayOnline (BVI) Ltd.

     On January 18, 2000 the Company acquired all of the issued and outstanding shares of Lazzara Financial Asset Recovery Inc. (Lazzara) and executed a merger agreement with Lazzara. Lazzara was registered under the Securities Exchange Act of 1934 (the "Exchange Act") and was required to file reports under said Exchange Act. The Company is the surviving entity under the merger agreement and elected to succeed Lazzara's reporting requirements. Consideration for the acquisition was the issue of 25,000 shares of Company valued at $1.38 per share, paid to the existing shareholders of Lazzara, plus 225,000 shares valued at $1.38 per share and $250,000 cash paid for services rendered in connection with the merger. The transaction has been accounted for as a purchase. As at the date of the acquisition and merger, Lazzara had no operations and no assets or liabilities. The excess of total consideration paid of $595,000 over the net tangible assets acquired was recorded as goodwill and has been written off.

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   Continued)

NOTE 3 - ACQUISITION OF SUBSIDIARIES (CONTINUED)

     On April 1, 2000 the Company, through its wholly owned subsidiary, CathayOnline Technologies (Hong Kong) Ltd, acquired 62.5% of the issued and outstanding shares of CMD Capital Ltd (CMD), a Hong Kong company. Consideration is $1,000,000 plus the issue of 2,000,000 shares of the Company to be paid as follows:

-        $500,000 and 1,000,000 shares within 30 days of executing the agreement
-        $500,000  and   1,000,000   shares   within  six  months  upon
         completion of certain transactions pursuant to underlying agreements of CMD.

The transaction has been accounted for as a purchase. As at the date of acquisition, CMD's only assets included 70% of the common stock of a Chinese company, whose assets included 100% ownership of a website. Pursuant to underlying agreements, CMD is required to provide funding of $3,000,000 for the Chinese company for continued development of the website. Pursuant to another underlying agreement CMD is required to provide $2,000,000 to be used to develop a Hong Kong version of the website. As of June 30, 2000, the Company had paid $558,600 and had issued 775,000 shares valued at $1,069,500. On June 30, 2000, the Company sold all of its CMD shares to Cathay Bancorp.com Limited, a wholly owned subsidiary of CathayOne, Inc. (formerly Premier Brands, Inc.), for an agreed upon value of $10,500,000 which was paid by the receipt of 1,750,000 shares of CathayOne, Inc. which was valued for accounting purposes at the June 30, 2000 market value of $4.00 per share.

NOTE 4 - INCOME TAXES

     As of June 30, 2000, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $1,990,000 that may be offset against future taxable income through 2015. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

NOTE 5 - DEVELOPMENT STAGE COMPANY

     The Company is in the development stage. The activities of the Company as of June 30, 2000 have consisted primarily of identifying opportunities, negotiating letters of understanding with potential partners, planning and developing the operations, recruiting personnel, raising capital, and purchasing assets. As is common with a development stage company, the Company has not generated revenues from planned principal operations and has had recurring losses during its development stage. During the three months ended September 30, 2000, the Company generated revenues. However, though the Company did receive revenues during these three months, they are not from the Company's principal operations. The Company still regards itself as a development stage company.

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   Continued)

NOTE 6 - COMMITMENTS


     During the year ended June 30, 2000 the Company entered into an agreement to lease its Vancouver office for a period ending April 30, 2005 at a monthly rent cost of $6,818.

     Effective July 1, 2000 the Company entered into an agreement to lease its New York office for a period ending June 30, 2005 at a monthly rent cost of $13,260.

     During the year ended June 30, 2000 the Company entered into an agreement to lease its Chengdu, Sichuan office for a period ending August 30, 2004 at a monthly rent cost of $7,300.

     During the year ended June 30, 2000 the Company entered into an agreement to lease its Beijing office for a period ending April 30, 2002 at a monthly rent cost of $6,311. The agreement contains a right for an annual renewal up to an additional five years.

     Subsequent to June 30, 2000 the Company subleased additional premises in New York for a period ending December 31, 2001 at a monthly rent cost of $4,750.

     It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

     The minimum future lease payments under these leases for the next five years are:

                Year Ended June 30,
         ----------------------------------
                  2001                                     $461,268
                  2002                                      420,146
                  2003                                      328,536
                  2004                                      328,536
                  2005                                      248,324
                                                      ------------------
                  Total minimum future lease payments    $1,786,810
                                                      ==================

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   (Continued)

NOTE 7 - COMMON STOCK TRANSACTIONS

     The Company was initially incorporated to allow for the issuance of up to 25,000 shares of no par value common stock. On January 5, 1998, the Company approved the amendment of its Articles of Incorporation to allow for the issuance of up to 50,000,000 shares of $0.001 par value common stock. The Amended Articles of Incorporation were filed with the State of Nevada on April 20, 1998. All amounts presented in the accompanying financial statements reflect the effect of this change in the par value of the Company's stock as of the first day of the first period presented.

     On January 5, 1998, the Company's Board of Directors approved a 44 for 1 forward stock split on its issued and outstanding common stock. All issued and outstanding share and per share amounts in the accompanying financial statements reflect the effect of this stock split as of the first day of the first period presented.

     At inception, the Company issued approximately 9,999 shares of common stock (439,956 post split shares) to its officers and directors for services performed and payments made on the Company's behalf during its formation. This transaction was valued at approximately $0.02 per share or an aggregate approximate $200.

     During 1996, to provide initial working capital, the Company completed a private placement sale of an aggregate of approximately 15,000 shares of common stock (660,000 post split shares) at approximately $0.20 per share. These sales generated approximately $3,000 in proceeds to the Company, which were primarily used to pay organizational expenses.

     On January 5, 1998, prior to the stock split, the Company issued approximately 34,998 shares of common stock (1,539,912 post split shares) to officers and directors of the Company for management services rendered to the Company. This transaction was valued at approximately $300, which approximated the fair value of the services rendered to the Company. On August 26, 1998 the Officers surrendered these shares to the Company for cancellation.

     On August 27, 1998 the Board of Directors authorized 2.273 to 1 forward stock split on its issued and outstanding common stock. All references in the accompanying financial statements to the number of common shares and per-share amounts for 1998 and 1997 have been restated to reflect the stock split.

     During the year ended June 30, 1999 the Company issued 5,785,000 shares pursuant to Rule 504 of Regulation D promulgated by the United States Securities and Exchange Commission. 3,625,000 shares were issued for cash at $0.01 per share and 2,160,000 shares were issued for cash.

     During the year ended June 30, 1999 the Company completed a private placement sale of an aggregate of 202,500 common shares being issued for payments made on the Company's behalf.

     During the year ended June 30, 1999 the Company completed a private placement sale of an aggregate of 475,000 shares of common stock for payments made on the Company's behalf.

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   Continued)

NOTE 7 - COMMON STOCK TRANSACTIONS (Continued)

     During the year ended June 30, 1999 the Company issued 700,000 shares at $0.50 per share and 2,090,000 shares at $0.25 per share pursuant to Regulation S promulgated by the United States Securities and Exchange Commission. The shares were issued for cash.

     During the year ended June 30, 2000 the Company issued 2,500,000 shares pursuant to Regulation S promulgated by the United States Securities and Exchange Commission. The shares were issued for the acquisition of Torchmail.com Ltd at $0.53 per share.

     During the year ended June 30, 2000 the Company issued 2,500,000 shares pursuant to Regulation S promulgated by the United States Securities and Exchange Commission. The shares were issued for cash and at $0.375 per share.

     During the year ended June 30, 2000 the Company issued 213,793 shares pursuant to Regulation S promulgated by the United States Securities and Exchange Commission. The shares were issued for a cashless exercise of warrants at $0.35 per share.

     During the year ended June 30, 2000 the Company issued 100,000 shares pursuant to Regulation S promulgated by the United States Securities and Exchange Commission. The shares were issued for cash on the exercise of warrants at $0.35 per share.

     During the year ended June 30, 2000 the Company issued 250,000 shares pursuant to Rule 701 promulgated by the United States Securities and Exchange Commission. The shares were issued for the acquisition and merger of Lazzara Financial Asset Recovery Inc. at $1.38 per share.

     During the year ended June 30, 2000 the Company issued 775,000 shares pursuant to Rule 701 promulgated by the United States Securities and Exchange Commission. The shares were issued for the acquisition of CMD Capital Ltd. at $1.38 per share.

     During the year ended June 30, 2000 the Company issued 9,751,407 shares pursuant to Regulation S promulgated by the United States Securities and Exchange Commission. The shares were issued for cash and at $0.70 per share.

     During the year ended June 30, 2000 the Company issued 1,136,301 shares pursuant to Regulation S, Rule 701 and Rule 144 promulgated by the United States Securities and Exchange Commission. The shares were issued for services at the market value of the shares at prices from $0.38 to $1.75 per shares.

     During the three months ended September 30, 2000 the Company issued 1,455,000 shares pursuant to Regulation S and Rule 144 promulgated by the United States Securities and Exchange Commission. The shares were issued for services at the market value of the shares at prices from $0.40 to $0.50 per share.

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   Continued)

NOTE 7 - COMMON STOCK TRANSACTIONS (Continued)

     During the three months ended September 30, 2000 the Company issued 150,000 shares pursuant to Regulation S promulgated by the United States Securities and Exchange Commission. The shares were issued to acquire an additional interest in Torchnet, a joint venture entered into by the Company's wholly owned subsidiary, Torchmail.com Ltd. The shares were issued at $0.40 per share.

NOTE 8  - STOCK OPTIONS AND WARRANTS

     Employee and Consultants Warrants: The Company has issued to employees and consultants (or their designees) in consideration for services rendered warrants to purchase shares of the Company's common stock. These warrants provide for cashless exercise by the holders. These warrants are not redeemable. Details of these warrants are as follows:

       Granted                   Expiry                  Amount             Price       Exercised       Canceled
       -------                   ------                  ------             -----       ---------       --------
March 9, 1999            March 9, 2002                           300,000       $0.25        213,793          86,207
March 31, 1999           March 31, 2002                        1,000,000       $0.25        475,000         525,006
October 26, 1999         October 26, 2001                     21,700,000       $0.33              -               -
March 1, 2000            March 1, 2002                25,000 per quarter       $1.50              -               -
March 15, 2000           March 15, 2002                 10,000 per month       $1.50              -               -
April 1, 2000            April 1, 2002                  25,000 per month       $1.50              -               -
June 1, 2000             June 1, 2003                             50,000       $1.00              -               -
May 1, 2000              May 1, 2002                              20,000       $1.30              -               -
June 1, 2000             June 1, 2003                             85,714       $0.70              -               -
May 27, 1999             May 27, 2002                            415,000       $0.25              -               -
February 1, 2000         January 31, 2001               10,000 per month       $1.00              -               -
February 3, 2000         February 3, 2005                      2,389,100       $0.70              -               -
June 1, 2000             June 1, 2002                          2,000,000       $1.00              -               -
June 1, 2000             June 1, 2002                          1,000,000       $1.10              -               -
June 1, 2000             June 1, 2002                          1,000,000       $1.60              -               -
June 1, 2000             June 1, 2002                            800,000       $3.00              -               -
September 1, 2000        May 1, 2003                             150,000       $1.00              -               -
September 1, 2000        September 1, 2002                     2,500,000       $0.40              -               -
September 1, 2000        September 1, 2003                       500,000       $0.25              -               -


     During April 1999, the Company issued an aggregate of 700,000 common stock purchase warrants to seven investors, including 50,000 warrants to our President. These warrants are exercisable for a period of two years from the date of issuance at an exercise price of $.60, if exercised during the first year after issuance, and $.70 if exercised in the second year after issuance. Theses warrants are not redeemable. As of the date hereof, none of these warrants have been exercised. During June 1999, the Company issued an aggregate of

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   Continued)

NOTE 8  - STOCK OPTIONS AND WARRANTS (CONTINUED)

2,090,000 common stock purchase warrants to thirteen investors. These warrants are exercisable for a period of two years from the date of issuance at an exercise price of $0.35 per share. These warrants are not redeemable. As of the date hereof, 100,000 warrants have been exercised.

     During February, March and April of 2000, the Company sold and issued 9,751,407 redeemable Common Stock purchase warrants to purchase a like number of shares of Common Stock. Each such warrant entitles the holder to purchase one share of Common Stock, subject to adjustment in the event of any stock dividend, stock split, subdivision or combination, or any reclassification of the outstanding shares of Common Stock at any time after issuance until the expiration of these warrants, a date two years after the date upon which the underlying shares of Common Stock are registered for resale under the Securities Act of 1933, at a price of $0.77 per share. We may redeem these warrants at a price of US $0.10 per warrant commencing one year after the effective date of the registration statement under the Securities Act of 1933 covering the underlying Common Stock provided that (i) a registration statement covering the underlying common stock is then effective and (ii) the average closing bid price per share of Common Stock for the thirty (30) day period ending five (5) days prior to the date of the redemption notice of the Warrants is at least $1.05 per share. The Company also granted an additional 250,000 common stock purchase warrants, having the same terms as noted above, in consideration for bridge financing provided prior to the completion of a private placement.

All options and warrants have been granted at exercise prices greater than the market value on the date of granting. All options vest 100% at date of grant.


                                                            2000         1999           1998
                                                         -----------   ----------   ------------
Options outstanding, beginning of year ................    3,893,793         --             --
  Granted .............................................   38,537,428    4,505,000           --
  Canceled ............................................         --       (611,207)          --
  Exercised ...........................................     (100,000)        --             --
                                                         -----------   ----------   ------------

Options and warrants outstanding, end of year .........   42,331,221    3,893,793           --
                                                         ===========   ==========   ============

Price for options and warrants outstanding, end of year   $0.25 - $3.00  $0.25 - 0.70

Options and warrants granted during the three months ..    3,310,000         --
ended September 30, 2000

September

Option and warrant price granted subsequent to year end   $0.25 - $1.00  $0.33 - .847

                                      F-21

                       CATHAYONLINE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                (References to September 30, 2000 are Unaudited)
                                   Continued)

NOTE 9 - RELATED PARTY TRANSACTIONS

     During the year ended June 30, 2000 a director of the company was paid $60,000 pursuant to an employment agreement and was issued 175,000 shares at $1.38 per share for services rendered.

     During the year ended June 30, 2000 a director of the Company was paid $36,000 and issued 27,000 shares valued at $31,500 pursuant to a consulting agreement. An additional 125,000 shares were issued at $1.38 per share for other services rendered.

     During the year ended June 30, 2000 a director of the Company was paid $78,000 and issued 32,284 shares pursuant for a management services agreement. An additional 120,000 shares at $0.50 and 50,000 shares at $1.38 per share were issued for other services rendered.

     As discussed in note 3, the Company sold a subsidiary to another public company having directors in common.

     During the year ended June 30, 2000, a private company controlled by a relative of a director, was paid $156,750 for consulting services. During the year this private company loaned the Company $790,000 which was repaid. The repayment included interest of $13,857. Subsequent to June 30, 2000 as additional consideration for the loan, the Company granted the private company warrants to acquire up to 500,000 shares at $0.25 per share exercisable up to September 1, 2003. This relative of a director also occupies premises, which were leased by the Company subsequent to June 30, 2000 at a monthly rent cost of $4,750.


During the three months ended September 30, 2000, transactions with directors and officers were as follows:

-        Salaries of $30,000 pursuant to an employment agreement.
- Salaries of $15,180 plus the issue of 50,000 shares. The shares were valued at their market value of $17,200 and issued after September 30, 2000.
- Salaries of $30,000 pursuant to a management agreement. An amount of $10,500 included in accounts payable is to be paid by the issue of 37,923 shares.
- Consulting fees of $12,000 plus 9,000 shares valued at $2,814. The shares have not yet been issued.

     During the three months ended September 30, 2000, a private company controlled by a relative of a director incurred consulting fees of $14,000. During the three months ended September 30, 2000, this private company loaned the Company $465,000. The amount, plus additional amounts received after September 30, 2000 bear interest at 12% per annum. During the three months ended September 30, 2000, the Company also paid $8,550 in rent for an apartment occupied by the relative.

         During the three months ended September 30, 2000 the Company had revenues of $156,888 from another public company having directors in common. As at September 30, 2000, $156,888 in accounts receivable and $364,707 in advances were due from this company.

NOTE 10 - SUBSEQUENT EVENTS

     Subsequent to September 30, 2000 the Company issued 50,000 shares for accrued salaries of $17,200 included in accrued expenses at September 30, 2000.

                                    EXHIBITS

     The following Exhibits are incorporated herein by reference or are filed with this report as indicated below.


                                INDEX TO EXHIBITS

EXHIBIT
NO.              DESCRIPTION
-------         -------------------------

2.1 Share Purchase Agreement dated as of June 30, 2000 among CathayOnline Technologies (Hong Kong) Limited, SNet Communications (HK) Limited, Ting Kan Non, CMD Capital Limited, CathayBancorp.com, Limited and Premier Brands, Inc. (Filed as Exhibit 2.1 to the Company's 10-K report dated October 2, 2000 and incorporated herein by reference)

3.1 Articles of Incorporation of CathayOnline Inc. (Filed as Exhibit 3.1 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

3.2 Amended and Restated By-Laws of CathayOnline Inc. (Filed as Exhibit 3.2 to the Company's 10-K report dated October 2, 2000 and incorporated herein by reference)

4.1 Specimen Form of Common Stock Certificate. (Filed as Exhibit 4.1 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

4.2      Form of Warrant issued to Employees and Consultants.  (Filed as Exhibit
         4.2 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

4.3 Form of Warrant issued in April 1999 Offering. (Filed as Exhibit 4.3 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

4.4 Form of Warrant issued in June 1999 Offering. (Filed as Exhibit 4.4 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

4.5 Form of Warrant Issued in Regulation S Offering. (Filed as Exhibit 4.5 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

10.1 Management and Consultancy Service Agreement with Sichuan Guo Xun XinXi Chan Ye You Xian Gong Si. (Filed as Exhibit 10.1 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

10.2 Agreement to Acquire TorchMail.com Inc. (Filed as Exhibit 10.2 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

10.3 Employment Agreement between CathayOnline Inc. and Brian Ransom. (Filed as Exhibit 10.6 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

10.4 Management Agreement with Owen Li. (Filed as Exhibit 10.7 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

10.5 Consulting Agreement with Peter Lau. (Filed as Exhibit 10.8 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

10.6 Co-Branded Site Services Agreement dated as of October 27, 1999 between register.com, inc. and TorchMail.com, Inc. (Filed As Exhibit 10.11 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

10.7     Lease  Agreement with Sichuan  Dongfu Group Company.  (Filed as Exhibit
         10.12 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

10.8 Lease Agreement with Beijing Tongkai Development Co., Ltd. for Office Space in Beijing, China. (Filed as Exhibit 10.14 to Amendment No. 1 to the Company's Current Report on Form 8-K dated January 18, 2000 and incorporated herein by reference.)

10.9 Cooperation Agreement dated as of May 11, 2000 among Wuyi University of Jiangmen, CathayOnline Technologies (Hong Kong) Limited, and Sichuan Guo Xun Xin Xi Chan Ye You Xian Gong Xi (Filed as Exhibit 10.9 to the Company's 10-K report dated October 2, 2000 and incorporated herein by reference)

10.10 Cooperation Agreement with the Second Institution of the Aerospace Machine & Electronic Group (Filed as Exhibit 10.10 to the Company's 10-K report dated October 2, 2000 and incorporated herein by reference)

10.11 Cooperation Agreement dated February 16, 2000 between TorchMail.com, Inc. and Digital Technology Co. Ltd. of National Library of China (Filed as Exhibit 10.11 to the Company's 10-K report dated October 2, 2000 and incorporated herein by reference)

21.1     List of Subsidiaries (1)

23.1     Letter of Consent of Independent Auditor (2)

23.2     Letter of Consent of Independent Counsel (2)

-----------------------
  (1)  Filed with this report

  (2)  To be filed by amendments